Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of July 15, 2026

by and among

ECLIPSE PARENT ACQUISITIONS, LLC,

ECLIPSE INTERMEDIATE ACQUISITIONS, LLC,

ECLIPSE ACQUISITIONS MERGER SUB, INC.

and

DISTRIBUTION SOLUTIONS GROUP, INC.

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TABLE OF CONTENTS

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TABLE OF CONTENTS

(continued)

Exhibit A	–	Form of Surviving Company Certificate of Incorporation

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 15, 2026 (this “Agreement”), is made by and among Eclipse Parent Acquisitions, LLC, a Delaware limited liability company (“Parent”), Eclipse Intermediate Acquisitions, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Intermediate”), Eclipse Acquisitions Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Intermediate (“Merger Sub”), and Distribution Solutions Group, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties hereto intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (as amended, the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Intermediate and an indirect wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Board”) established a special committee of the Board consisting only of members of the Board that are disinterested directors (as such term is defined in Section 144 of the DGCL) in respect of the transactions contemplated hereby (the “Special Committee”) to, among other things, (a) consider, evaluate and negotiate this Agreement and the transactions contemplated hereby, and (b) make a recommendation to the Board with respect to this Agreement and the transactions contemplated hereby;

WHEREAS, the Special Committee, at a meeting duly called and held, has unanimously (a) determined that (i) this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of, the Company and the Disinterested Stockholders and (ii) it is advisable and in the best interests of the Company and the Disinterested Stockholders for the Company to enter into this Agreement and consummate the transactions contemplated hereby and (b) recommended that the Board (i) approve and declare advisable this Agreement and the transactions contemplated hereby, (ii) submit this Agreement for the adoption by the stockholders of the Company at the Company Stockholders’ Meeting, and (iii) recommend that stockholders of the Company adopt this Agreement and that the Disinterested Stockholders approve the transactions contemplated by this Agreement (this clause (b), the “Special Committee Recommendation”);

WHEREAS, the Board, at a meeting duly called and held, acting upon the Special Committee Recommendation, with certain directors recusing themselves from the vote, has (a) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of, the Company and its stockholders, including the Disinterested Stockholders, (b) determined that it is advisable and in the best interests of the Company and its stockholders, including the Disinterested Stockholders, for the Company to enter into this Agreement and consummate the transactions contemplated hereby, (c) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants under this Agreement and the consummation of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement, (d) resolved to recommend that the stockholders of the Company adopt this Agreement and the Disinterested Stockholders approve the transactions contemplated by this Agreement (this clause (d), the “Company Board Recommendation”) and (e) directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of the Company for adoption and approval;

WHEREAS, the sole member of each of Parent and Intermediate has approved and declared advisable this Agreement and the transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Merger Sub has unanimously (a) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of, Merger Sub and its sole stockholder, (b) determined that it is advisable and in the best interests of Merger Sub and its sole stockholder to enter into this Agreement and consummate the transactions contemplated hereby, (c) approved the execution and delivery of this Agreement by Merger Sub, the performance by Merger Sub of its covenants under this Agreement and the consummation of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement, (d) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and (e) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption;

WHEREAS, Intermediate, in its capacity as the sole stockholder of Merger Sub, has delivered its written consent, effective immediately following the execution and delivery of this Agreement, adopting this Agreement (the “Merger Sub Stockholder Approval”);

WHEREAS, concurrently with the execution and delivery of this Agreement, LKCM Headwater Investments IV, L.P. (the “Equity Commitment Party”), has entered into and delivered an Equity Commitment Letter;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Equity Commitment Party (in such capacity, the “Guarantor”) has entered into a limited guarantee in favor of the Company (the “Limited Guarantee”), pursuant to which, under the terms and subject to the conditions set forth therein, the Guarantor is guaranteeing, among other things, Parent’s obligation to pay the Reverse Termination Fee, if and when such payment becomes due and payable by Parent, under this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Sponsor have entered into and delivered a voting and support agreement (the “Support Agreement”) in connection with the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, that certain First Amendment to the Second Amended and Restated Credit Agreement (such amendment, the “Credit Agreement Amendment” and such credit agreement, as heretofore amended, restated, amended and restated, supplemented or otherwise modified and as further amended by the Credit Agreement Amendment and as further amended in a manner not prohibited hereby, the “Credit Agreement”) was entered into and delivered by the Company, the other Loan Parties (as defined in the Credit Agreement) thereto, the lenders party thereto (together with any other lenders from time to time party to the Credit Agreement Financing defined below, the “Credit Agreement Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent, pursuant to which, under the terms and subject to the conditions set forth therein and among other things, the Credit Agreement Lenders have agreed that, subject to the applicable terms and conditions of the Credit Agreement, the proceeds of revolving loans may be used to finance the transactions contemplated by this Agreement (such financing, the “Credit Agreement Financing”); and

WHEREAS, the Company, Parent, Intermediate and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company, Parent, Intermediate and Merger Sub hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing provisions that require any counterparty thereto (and its Affiliates and Representatives) that receives any non-public information of or with respect to the Company or any of its Subsidiaries to keep such information confidential; provided, however, that (a) the confidentiality and use restriction provisions contained therein are no less favorable in the aggregate to the Company in any material respect than those set forth in the Confidentiality Agreement, and (b) such confidentiality agreement shall not prohibit or otherwise impair or restrict the Company’s ability to comply with any provision of this Agreement or to comply with applicable Law; provided, further, that the Acceptable Confidentiality Agreement shall not be required to include any “standstill”, non-solicitation, exclusivity or similar provisions.

“Acquisition Agreement” has the meaning set forth in Section 6.02(e).

“Action” has the meaning set forth in Section 4.07.

“Adverse Recommendation Change” has the meaning set forth in Section 6.02(e).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that (x) none of the Affiliated Stockholders shall be deemed to be Affiliates of the Company or any Subsidiaries of the Company, (y) the Company and Subsidiaries of the Company shall not be deemed to be Affiliates of the Affiliated Stockholders, and (z) Sponsor, the Sponsor Persons, the Equity Commitment Party and their respective controlled Affiliates shall be deemed Affiliates of Parent, Intermediate and Merger Sub, in each case, for all purposes hereunder.

“Affiliated Stockholders” means, collectively, Sponsor, the Sponsor Persons and each of their respective Affiliates.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (as amended) and any other anti-bribery or anti-corruption Law of any jurisdiction.

“Anti-Money Laundering Laws” means all Laws relating to terrorism financing or money laundering, including the Bank Secrecy Act, 31 U.S.C. Sections 5311 et seq., as amended by the USA PATRIOT Act.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Benefit Plan” has the meaning set forth in Section 4.15(a).

“Board” has the meaning set forth in the Recitals.

“Book-Entry Share” has the meaning set forth in Section 3.01(c).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or the banking institutions in the City of New York, New York are authorized or required by Law or executive order to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.03.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other Contract with a labor union, trade union, works council, labor organization or other employee representative body, excluding any national, industry or similar generally applicable Contract or arrangement.

“Company” has the meaning set forth in the Preamble.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Bylaws” means the bylaws of the Company, as amended and/or restated, as the case may be.

“Company Charter” means the certificate of incorporation of the Company, as amended and/or restated, as the case may be.

“Company Charter Documents” means, collectively, the Company Charter and the Company Bylaws.

“Company Common Stock” means the common stock, par value $1.00 per share, of the Company.

“Company Disclosure Letter” has the meaning set forth in ARTICLE IV.

“Company Disinterested Stockholder Approval” means the approval of the transactions contemplated by this Agreement by the affirmative vote of a majority of the votes cast by the Disinterested Stockholders.

“Company Executive Deferral Plan” means the Lawson Products, Inc. Executive Deferral Plan as amended and restated November 1, 2015.

“Company Material Contract” has the meaning set forth in Section 4.13(a).

“Company Preferred Stock” has the meaning set forth in Section 4.02(a).

“Company Related Parties” means, collectively, the Company and its Related Parties.

“Company Requisite Stockholder Approvals” means, collectively, the Company Stockholder Approval and the Company Disinterested Stockholder Approval.

“Company RSU” has the meaning set forth in Section 3.03(a).

“Company SEC Documents” has the meaning set forth in Section 4.05(a).

“Company Significant Customer” has the meaning set forth in Section 4.18(a).

“Company Significant Supplier” has the meaning set forth in Section 4.18(b).

“Company Stock Option” has the meaning set forth in Section 3.03(b).

“Company Stock Performance Right” has the meaning set forth in Section 3.03(c).

“Company Stock Unit” has the meaning set forth in Section 3.03(e).

“Company Stockholder Approval” means the approval of the proposal to adopt this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such proposal.

“Company Stockholders’ Meeting” has the meaning set forth in Section 6.09(c).

“Compliant” means, with respect to the Required Information, taken as a whole, that: (a) such Required Information complies in all material respects with all requirements of Regulation S-K, Regulation S-X and Section 12(a)(2) under the Securities Act for a registered public offering of debt securities on Form S-1 that would be applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities) and (b) the financial statements and other financial information included in such Required Information (i) would not be deemed stale or otherwise be unusable under customary practices for offerings of high yield debt securities issued under Rule 144A and (ii) are sufficient to permit the Company’s independent auditors to issue customary comfort letters to the Debt Financing Sources to the extent required as part of the Debt Financing, including as to customary negative assurances and change period comfort, in order to consummate any offering of debt securities on any Business Day following the date hereof and prior to the Closing Date (and such auditors have confirmed that they are prepared to issue a comfort letter subject to their completion of customary procedures, with it being understood that such issuance of the comfort letter shall not occur until the “pricing” of such debt securities).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 20, 2017, by and between the Company and Sponsor.

“Contract” means any contract, lease, sublease, license, purchase order, service order, sales order, indenture, note, bond, mortgage or other agreement, instrument or arrangement that is legally binding, in each case, whether written or oral, and including all amendments and modifications thereto.

“Credit Agreement” has the meaning set forth in the Recitals.

“Credit Agreement Amendment” has the meaning set forth in the Recitals.

“Credit Agreement Financing” has the meaning set forth in the Recitals.

“Credit Agreement Lenders” has the meaning set forth in the Recitals.

“Current Premium” has the meaning set forth in Section 6.06(a).

“Data Processing Contract” means any applicable contractual obligations concerning data privacy and security relating to Personal Information in the possession or control of the Company or any of its Subsidiaries or maintained by third parties having access to such information under Contracts to which the Company or any of its Subsidiaries is a party.

“Data Protection Laws” means all applicable Laws relating to privacy, data protection, and data security, including with respect to the collection, confidentiality, marketing, storage, transmission, transfer, cross-border data flow, processing, security, safeguarding, loss, disclosure and use of Personal Information (including Personal Information of employees, contractors, customers, and prospective customers).

“DE SOS” has the meaning set forth in Section 2.03.

“Debt Financing” has the meaning set forth in Section 6.10(a).

“Debt Financing Provisions” means, collectively, the last sentence of Section 9.02, Section 9.03 solely to the extent relating to any pledge or collateral assignment of this Agreement to any Debt Financing Source, Section 9.05 solely to the extent granting third-party beneficiary rights to the Debt Financing Sources with respect to the Debt Financing Provisions, Section 9.06(c) and (d), and Section 9.13 solely to the extent relating to any Debt Financing Sources Related Party.

“Debt Financing Sources” means the Credit Agreement Lenders and the Persons that have committed to or been engaged to provide, arrange, underwrite or place any Debt Financing, in each case in connection with the transactions contemplated by this Agreement, and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto.

“Debt Financing Sources Related Party” means the Debt Financing Sources and their respective Related Parties.

“DGCL” has the meaning set forth in the Recitals.

“Director RSU” has the meaning set forth in Section 3.03(a).

“Disinterested Stockholders” means the disinterested stockholders (as such term is defined in Section 144 of the DGCL) of the Company in respect of the transactions contemplated by this Agreement, which, for the avoidance of doubt, shall not include (a) any Affiliated Stockholders, (b) those members of the Board who are not members of the Special Committee, and (c) any Person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-2 of the Exchange Act.

“Dissenting Shares” has the meaning set forth in Section 3.06(a).

“DTC” has the meaning set forth in Section 3.02(b).

“DTC Shares” has the meaning set forth in Section 3.02(b).

“Effective Time” has the meaning set forth in Section 2.03.

“Employee” means each of the Persons employed by the Company as of the Closing Date.

“Enforceability Exceptions” means principles of equity and bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally.

“Environmental Law” means any applicable Law pertaining to the environment, protection of natural resources, protection of human health from environmental impacts, pollution, or the environmental aspects of the treatment, storage, recycling, transportation, disposal, arrangement for treatment, storage, recycling, transportation, or disposal, handling or Release of or exposure to any pollutants or contaminants (including worker health or safety Laws as they relate to environmental impacts or occupational exposure to contaminants).

“Equity Commitment Letter” means the executed equity commitment letter, dated as of the date hereof, from the Equity Commitment Party, including all annexes, exhibits, schedules and other attachments thereto (all as may be amended, replaced, supplemented, modified and waived in accordance with the terms hereof), pursuant to which the Equity Commitment Party has, subject only to the terms and conditions set forth therein, committed to provide equity financing to Parent for the consummation of the transactions contemplated by this Agreement in an amount set forth therein (the “Equity Financing”).

“Equity Commitment Party” has the meaning set forth in the Recitals.

“Equity Financing” is defined in the definition of Equity Commitment Letter.

“Equity Plans” means the Lawson Products, Inc. 2009 Equity Compensation Plan as adopted and as amended and restated in 2014 and 2019, the Company Equity Compensation Plan, effective October 17, 2022, and as amended November 10, 2022, the Company 2026 Amended and Restated Equity Compensation Plan, and the Lawson Products, Inc. Amended Stock Performance Rights Plan, each as may be amended from time to time.

“Equity-Based Awards” means, collectively, Company RSUs (including Director RSUs), Company Stock Options, Company Stock Performance Rights and Company Stock Units.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” has the meaning set forth in Section 4.04.

“Exchange Fund” has the meaning set forth in Section 3.02(a).

“Excluded Information” means (a) any projections of the Company’s and its Subsidiaries’ future financial results, financial position, operating results, operations or performance; (b) any pro forma financial information that results from giving pro forma effect to the consummation of any of the transactions contemplated by this Agreement, the Debt Financing and the Equity

Commitment Letter; (c) description of all or any portion of the Debt Financing, including any “description of notes”, and other information customarily provided by financing sources or their counsel; and (d) risk factors relating to all or any component of the Debt Financing or any of the other transactions contemplated by this Agreement, the Debt Financing and the Equity Commitment Letter.

“Excluded Shares” has the meaning set forth in Section 3.01(c).

“Filed SEC Documents” has the meaning set forth in ARTICLE IV.

“Financing” means, collectively, the Debt Financing and the Equity Financing.

“Financing Uses” has the meaning set forth in Section 5.05(e).

“Foreign Plan” has the meaning set forth in Section 4.15(j).

“GAAP” means the generally accepted accounting principles in the U.S., consistently applied.

“Governmental Authority” means any U.S., state, local or foreign governmental, legislative, regulatory or administrative body, agency or authority, any court or judicial authority or arbitration tribunal, whether national, Federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable Law.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, decision, ruling or award, in each case, entered by, with or under the supervision of any Governmental Authority.

“Guarantor” has the meaning set forth in the Recitals.

“Hazardous Substance” means any material, chemical, substance, pollutant, contaminant or waste that is regulated or subject to standards of conduct, or that may give rise to Liability, under any Environmental Law, including (a) petroleum or any fraction thereof, (b) oil of any kind or in any form, (c) radiation and radioactive materials, (d) asbestos in any form, (e) polychlorinated biphenyls and (f) perfluoroalkyl and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Improvements” has the meaning set forth in Section 4.11(c).

“Incidental License” means any (a) non-exclusive license, software-as-a-service agreement or other Contract for “shrink-wrap,” “click-through” or other “off-the-shelf” Software owned by a Third Party that is generally available on standard commercial terms, (b) license for Open Source Software owned by a Third Party, (c) confidentiality, secrecy or non-disclosure agreement entered into in the ordinary course of business, (d) Contract for the purchase or lease of computer hardware or equipment such as photocopiers or telephones where Software is pre-installed or embedded on such hardware or equipment, (e) non-exclusive trademark license granted by a supplier of products or services to a distributor or other customer thereof solely to enable the distributor or other customer to identify the supplier’s products or services, or (f) non-exclusive license granted by a Person to a contractor to such Person solely to enable the contractor to provide services to such Person.

“Indebtedness” has the meaning set forth in Section 6.01(a)(viii).

“Indemnified Party” has the meaning set forth in Section 6.06(b).

“Insurance Policy” has the meaning set forth in Section 4.10.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including: (a) all patents and patent applications (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications and patent disclosures, (b) all trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and social media “handles” and other identifiers, and all applications, registrations and renewals in connection therewith and all associated goodwill, (c) all copyrights and associated moral rights/author’s rights, and all applications, registrations and renewals in connection therewith, (d) all Trade Secrets and (e) all Software.

“Intermediate” has the meaning set forth in the Preamble.

“International Trade Laws” means customs and import controls, economic or financial sanctions, trade embargoes, or export controls restrictions, including Laws relating to the export or transfer of items, technology, or data, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the U.S. Department of Homeland Security, Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, or the U.S. Department of State, including the Export Administration Regulations and ITAR, or (b) the United Nations Security Council, His Majesty’s Treasury, the European Union or any of its member states, or other relevant Governmental Authority.

“Intervening Event” has the meaning set forth in Section 6.02(b)(iv).

“IRS” means the Internal Revenue Service.

“IT Assets” means any and all computers, Software, hardware, systems, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment used by a Person, and all associated documentation.

“ITAR” means the International Traffic in Arms Regulations, 22 C.F.R. parts 120–130.

“Knowledge” means (a) with respect to the Company, the actual knowledge of the individuals listed on Section 1.1 of the Company Disclosure Letter and (b) with respect to Parent, Intermediate or Merger Sub, the actual knowledge of the individuals listed on Section 1.1 of the Parent Disclosure Letter.

“Laws” means any federal, state, local or non-United States law, statute, regulation, rule, ordinance, judgment, order, injunction or decree of any Governmental Authority, including treaties and conventions and the common law.

“Leased Real Property” has the meaning set forth in Section 4.11(a).

“Liability” means any liabilities or obligations of any nature whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” means all liens (statutory or other), encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, easements, rights of way, covenants, community property interests, encroachments, options and rights of first refusal.

“Limited Guarantee” has the meaning set forth in the Recitals.

“Match Right Notice” has the meaning set forth in Section 6.02(h).

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence or fact that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no change, effect, event, circumstance, occurrence or fact resulting from or arising out of any of the following, shall either alone or in combination constitute, or be taken into account in determining whether there has been, a Material Adverse Effect for purposes of this clause (a): (i) general economic, regulatory, financial, banking, credit, debt, capital markets, legislative or political conditions in the U.S. or elsewhere in the world or any shutdown or material limiting of U.S. or foreign federal, state or local government services; (ii) changes in conditions affecting the industry in which the Company and its Subsidiaries operate; (iii) any outbreak or escalation of hostilities, acts of war, sabotage, military action or terrorism (including cyber-terrorism), or any national or international calamity or geopolitical event in the U.S. or elsewhere in the world; (iv) the announcement, execution or pendency of this Agreement or the transactions contemplated hereby, including the impact thereof on relationships with customers, suppliers, employees, financing sources or Governmental Authorities, or any litigation arising therefrom; (v) the occurrence of any natural disaster, including any hurricane, tornado, pandemic, flood, volcano or earthquake; (vi) any change in applicable Law, regulation or GAAP (or the interpretation or enforcement thereof); (vii) any failure by the Company to meet any internal or published projections, forecasts, estimates, budgets or predictions of revenue, earnings or other financial or operating metrics, or any decline in the market price or trading volume of the Company’s securities or any change in the Company’s credit ratings or any analyst’s recommendations regarding the Company (it being understood that the underlying facts giving rise to or contributing to such failure, decline or change may be taken into account in determining whether there has been a Material Adverse Effect to the extent not otherwise excluded from this definition); (viii) any action expressly required by this Agreement to be taken by the Company, or any action taken with the prior written consent or at the written request of Parent; or (ix) any Stockholder Litigation or other proceeding brought in connection with this Agreement or the transactions contemplated hereby, including any breach of fiduciary duty or inadequate disclosure claims, except in the cases of the foregoing clauses (i), (ii), (iii), (v) or (vi), to the extent such changes, effects, events, circumstances, occurrences, developments or facts disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies operating in the industries in which the Company and its Subsidiaries operate (in which case only such incremental disproportionate adverse effect may be taken into account), or (b) would or would reasonably be expected to prevent, materially impede or materially delay the Company from consummating any of the transactions contemplated by this Agreement or the ability of the Company to perform its material obligations under this Agreement.

“Measurement Time” has the meaning set forth in Section 4.02(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.01(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Stockholder Approval” has the meaning set forth in the Recitals.

“Nasdaq” has the meaning set forth in Section 4.04.

“New Specified Contract” has the meaning set forth in Section 6.01(a)(xvi).

“Non-DTC Book-Entry Shares” has the meaning set forth in Section 3.02(b).

“Open Source Software” means any Software that is distributed under a license that requires, as a condition of use, modification or distribution of such Software, that such Software be (a) made available or distributed in a form other than binary, (b) licensed for the purpose of preparing derivative works, (c) licensed under terms that allow any products or services or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) distributable at no license fee, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Outside Date” has the meaning set forth in Section 8.01(b)(i).

“Owned Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Real Property” means the real property owned by the Company and its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Letter” means the confidential disclosure letter delivered by Parent to the Company concurrently with or prior to the execution of this Agreement.

“Parent Material Adverse Effect” means any change, effect, event, circumstance, occurrence or fact that, individually or in the aggregate, has had or would reasonably be expected to prevent, materially impede or materially delay Parent, Intermediate, or Merger Sub from consummating the transactions contemplated by this Agreement in accordance with the terms hereof or the ability of Parent, Intermediate, or Merger Sub to perform its obligations under this Agreement.

“Parent Related Parties” means, collectively, Parent, Intermediate, Merger Sub and their respective Related Parties.

“Paying Agent” has the meaning set forth in Section 3.02(a).

“Permits” has the meaning set forth in Section 4.08(a).

“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental charges and levies that are not yet due and payable as of the Closing Date or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements, to the extent required by GAAP, (b) Liens imposed by Law, such as materialmen’s, mechanics’, landlords’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business, (c) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar legislation or to secure public or statutory obligations, (d) easements, covenants, conditions, or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, encroachments, or other encumbrances of record, that individually or in the aggregate, would not reasonably be expected to interfere in any material respect with the use, occupancy or operation of the real property affected thereby, (e) all applicable zoning, building codes, entitlement, conservation restrictions, or other restrictions as to the use or occupancy of the affected real property, including any land use and environmental regulations imposed by Law, which are not violated in any material respect by the use of the applicable real property or the operation of the business of the Company or its Subsidiaries, (f) survey exceptions shown on a current accurate survey that individually or in the aggregate, would not reasonably be expected to interfere in any material respect with the use, occupancy, value or operation of the real property shown thereon, (g) Liens which shall be removed prior to or at the Closing, (h) purchase money Liens and Liens securing rental payments under capital lease arrangements or equipment leases, (i) Liens of lessors and licensors arising under lease agreements or license arrangements, (j) any restriction on transfer arising under any applicable securities Laws, (k) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (l) Liens granted to any lender in connection with any financing by Parent, Intermediate, Merger Sub, the Company or any of its Subsidiaries of the transactions contemplated hereby or (m) Liens securing the Secured Obligations (as defined in the Credit Agreement) pursuant to the terms and conditions of the Credit Agreement or any other Loan Document (as defined in the Credit Agreement).

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Information” means any information that (a) identifies, relates to, describes, is reasonably capable of being associated with or could reasonably be linked, directly or indirectly, with a particular individual or (b) is defined as “personal data”, “personal information”, “personally identifiable information”, or any analogous terms under Data Protection Laws.

“Privacy and Data Security Policies” has the meaning set forth in Section 4.17(a).

“Proposed Changed Terms” has the meaning set forth in Section 6.02(h)(ii).

“Proxy Statement” has the meaning set forth in Section 4.04.

“Real Property Leases” means the leases, licenses, subleases and other occupancy agreements in respect of the real property which the Company or any Subsidiary holds a lease, sublease, license, or any other right of occupancy as of the date hereof (together with all amendments, extensions, renewals, guaranties, schedules, waivers or changes thereto).

“Related Party” means, with respect to any Person, any of such Person’s respective former, current and future Affiliates and any of such Person’s and such Affiliates’ respective former, current and future direct or indirect officers, directors, employees, Affiliates, equityholders, managers, members, directors, partners, agents, attorneys, advisors, financing sources or other Representatives or any of the foregoing’s respective successors and assigns.

“Related Party Agreement” has the meaning set forth in Section 4.13(a)(ix).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, advisors, Affiliates and other representatives.

“Required Information” means (a) all information included in the reports and other documents the Company files with the SEC under the Exchange Act and (b) such other historical and customary information regarding the Company and its Subsidiaries that is reasonably available to the Company from its books and records and prepared or maintained by the Company in the ordinary course of business (i) requested in writing by Parent or Intermediate or Debt Financing Sources to the extent that such information is reasonably necessary or customarily advisable in connection with the Debt Financing, of the type customarily included in an investor presentation or an offering memorandum for an offering of high-yield debt securities issued pursuant to Rule

144A as contemplated by any Debt Financing, or (ii) that is reasonably necessary in order for the Company’s independent auditors (and any other auditor to the extent that financial statements audited or reviewed by such auditors are or would be included in such offering memorandum) to deliver customary “comfort” (including “negative assurance” comfort and change period comfort), together with drafts of customary comfort letters that such independent auditors are prepared to deliver upon the “pricing” of any high-yield bonds being issued in connection with the Debt Financing, with respect to the financial information to be included in such offering memorandum (it being understood that auditor comfort letters, consents and drafts thereof shall not constitute Required Information and shall be addressed solely by Section 6.10(a)). Notwithstanding anything herein to the contrary, the Required Information shall not include any Excluded Information.

“Restraints” has the meaning set forth in Section 7.01(a).

“Reverse Termination Fee” means an amount equal to $22,234,650.

“Risk Factors” has the meaning set forth in ARTICLE IV.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Sanctioned Jurisdiction” means, at any time, a country, region or territory that is or whose government is the subject or target of country-wide sanctions (as of the date hereof, the Crimea region of Ukraine, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any sanctions-related list of designated Persons maintained by the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, or by the United Nations Security Council, His Majesty’s Treasury or any other relevant Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Jurisdiction, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable Laws).

“Schedule 13E-3” has the meaning set forth in Section 6.09(a).

“SEC” has the meaning set forth in Section 4.04.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any material misuse, compromise or unauthorized access, encryption, destruction, loss, alteration, acquisition or disclosure of any Personal Information or confidential information.

“Share Certificate” has the meaning set forth in Section 3.01(c).

“Software” means (a) all computer programs, whether in source code, object code, firmware or other form, including application programming interfaces, (b) design, development and testing elements and tools, including architecture, schematics, emulation and simulation reports, test vectors and hardware development tools, (c) databases and other compilations of data or information, including data files, test data and training data, whether machine readable or otherwise and (d) documentation, including user manuals, maintenance manuals and training materials, related to any of the foregoing.

“Solvent” means, when used with respect to any Person that, as of any date of determination, (a) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and (d) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

“Special Committee” has the meaning set forth in the Recitals.

“Special Committee Recommendation” has the meaning set forth in the Recitals.

“Sponsor” means Luther King Capital Management Corporation.

“Sponsor Persons” means, collectively, LKCM Headwater Investments II, L.P., LKCM Headwater Investments IV, L.P., LKCM Private Discipline Master Fund, SPC PDLP Lawson, LLC, LKCM Investment Partnership, L.P., LKCM Micro-Cap Partnership, L.P., LKCM Core Discipline, L.P., 301 HW Opus Investors, LLC, LKCM TE Investors, LLC, Headwater Lawson Investors, LLC, and J. Bryan King.

“Stockholder Litigation” has the meaning set forth in Section 6.07.

“Subsidiary” means, with respect to any Person, (a) any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (b) of which such Person or one of its Subsidiaries is a general partner or managing member; provided, however, that the Company and the Subsidiaries of the Company shall not be deemed to be Subsidiaries of the Affiliated Stockholders.

“Superior Proposal” has the meaning set forth in Section 6.02(b)(iii).

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Law” has the meaning set forth in Section 4.22.

“Takeover Proposal” has the meaning set forth in Section 6.02(b)(i).

“Tax Returns” means any reports, returns, information returns, filings, or claims for refund filed or required to be filed with a Governmental Authority in connection with Taxes, including any schedules or attachments thereto, and any amendments to any of the foregoing.

“Tax Sharing Agreements” means any and all existing written agreements or arrangements binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental and the primary nature of such agreement is not Tax sharing or indemnification).

“Taxes” means all U.S. federal, state, local, and non-U.S. taxes, imposts, levies, withholdings or other like assessments or charges, in each case, in the nature of a tax (including taxes based upon or measured by gross receipts, income, profits, sales, use or occupation and value added, ad valorem, transfer, franchise, withholding, payroll, employment and unemployment, excise and property taxes, net proceeds, turnover, real or personal property (tangible or intangible), customs, import and export, escheat, unclaimed property, goods and services, stamp, user, registration, recording, fuel, excess profits, interest equalization, windfall profits, severance, and social security or other taxes or fees) imposed by a Governmental Authority, whether disputed or not, together with all interest, penalties and additions to tax imposed with respect to such amounts (or attributable to the nonpayment thereof).

“Termination Fee” means an amount equal to $9,264,438.

“Third Party” means any Person or “group” (as defined under Section 13(d)(3) of the Exchange Act) of Persons, other than Parent, Intermediate, Merger Sub or any of their Affiliates or Representatives.

“Trade Secrets” means all know-how, trade secrets and confidential or proprietary information, including business and marketing plans and proposals, concepts, methods, practices, processes, standard operating procedures, designs, specifications, customer lists, supplier lists, Contract terms and pricing, Software source code and design information, research and development, technical information, inventions and discoveries, in each case, in any form or medium.

“Transaction Litigation” has the meaning set forth in Section 6.03(d).

“Underwater Option” has the meaning set forth in Section 3.03(b).

“Unvested Cash RSU” has the meaning set forth in Section 3.03(d).

“Unvested Company RSU” has the meaning set forth in Section 3.03(d).

“Vested Company Option” has the meaning set forth in Section 3.03(b).

“Vested Company RSU” has the meaning set forth in Section 3.03(a).

“Vested SPR” has the meaning set forth in Section 3.03(c).

“Voting Company Debt” has the meaning set forth in Section 4.02(c).

“Willful Breach” means a material breach of this Agreement that is the result of a willful or deliberate act or failure to act by a party hereto that actually knows that taking such act or failure to act would result in such a material breach.

ARTICLE II

THE MERGER

2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger under the DGCL (the “Surviving Corporation”).

2.02 Closing. The closing of the Merger (the “Closing”) will take place as soon as practicable following (and in any event no later than 9:00 a.m., Central time, on the second Business Day following) the satisfaction (other than any that are by their nature to be satisfied at the Closing) or waiver (to the extent permitted by this Agreement and applicable Law) of the conditions set forth in ARTICLE VII, by means of a virtual Closing through electronic exchange of documents and signatures, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

2.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall file a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “DE SOS”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the DE SOS or at such other date and time as Parent and the Company shall agree in writing and as is specified in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

2.04 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

2.05 Charter and Bylaws.

(a) At the Effective Time, the Company Charter shall be amended and restated in its entirety to read as set forth on Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended (subject to Section 6.06) as provided therein or by applicable Law.

(b) The Company shall take all necessary action so that, as of the Effective Time, the Company Bylaws shall be amended and restated in their entirety to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended and restated shall be the bylaws of the Surviving Corporation (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation) until thereafter changed or amended (subject to Section 6.06) as provided therein or by applicable Law and the applicable provisions of the certificate of incorporation of the Surviving Corporation.

2.06 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.07 Taking of Necessary Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the Surviving Corporation, the Board of Directors of the Surviving Corporation and officers of the Surviving Corporation shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Merger Sub and the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF SHARE CERTIFICATES;

EQUITY-BASED AWARDS

3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Intermediate, Merger Sub or the holders of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

(b) Cancelation of Certain Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is beneficially owned, directly or indirectly, by Parent, Intermediate, Merger Sub or any of the Affiliated Stockholders at such time or held in the treasury of the Company or owned by any wholly owned Subsidiary of the Company, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than (i) shares of Company Common Stock to be canceled in accordance with Section 3.01(b) and (ii) Dissenting Shares, which shall be treated in accordance with Section 3.06 (such shares, the “Excluded Shares”)) shall be converted automatically into and shall thereafter represent only the right to receive an amount in cash equal to $35.00 per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of (x) a certificate that immediately prior to the Effective Time represented any shares of Company Common Stock (each, a “Share Certificate”), or (y) a non-certificated share of Company Common Stock evidenced in book-entry form that immediately prior to the Effective Time represented any shares of Company Common Stock (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

3.02 Exchange Matters.

(a) Paying Agent. Prior to the Closing Date, Parent shall appoint (pursuant to an agreement reasonably acceptable to the Company) the Company’s transfer agent or another agent reasonably acceptable to the Company (the “Paying Agent”) as paying agent for the holders of shares of Company Common Stock in connection with the Merger. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration as required to be paid pursuant to Section 3.01(c) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than the payment of the aggregate Merger Consideration as required to be paid pursuant to Section 3.01(c) and, in the event that the Exchange Fund shall at any time be insufficient to make the payments of the aggregate Merger Consideration as contemplated by this Agreement, Parent shall deposit additional funds with the Paying Agent in an amount sufficient to make all such payments.

(b) Payment Procedures. As promptly as reasonably practicable after the Effective Time (but in no event more than three Business Days thereafter), Parent shall cause the Paying Agent to mail to each holder of record of a Share Certificate or a Book-Entry Share not held, directly or indirectly, through the Depository Trust Company (“DTC” and such Book-Entry Shares, “Non-DTC Book-Entry Shares”) (i) a letter of transmittal, which shall specify with respect to any Share Certificates that delivery shall be effected, and risk of loss and title to the Share

Certificates shall pass, only upon proper delivery of such Share Certificates (or affidavit of loss in lieu thereof in accordance with Section 3.02(d)) to the Paying Agent and that shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares), and (ii) instructions for use in effecting the surrender of the Share Certificates or Non-DTC Book-Entry Shares in exchange for the Merger Consideration. Each holder of record of a Share Certificate or Non-DTC Book-Entry Share shall, upon surrender to the Paying Agent of such Share Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.02(d)) or Non-DTC Book-Entry Share, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash that the number of shares of Company Common Stock previously represented by such Share Certificate or Non-DTC Book-Entry Share shall have been converted into the right to receive pursuant to Section 3.01(c) (less any required Tax withholdings pursuant to Section 3.02(g)), and the Share Certificate or Book-Entry Share so surrendered shall be canceled as promptly as reasonably practicable. With respect to shares of Company Common Stock held through DTC (“DTC Shares”), Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of DTC Shares in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this ARTICLE III. Each holder of record of a DTC Share, upon surrender to the Paying Agent of such DTC Share in accordance with DTC’s customary surrender procedures and such other procedures as agreed to by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries pursuant to and in accordance with the immediately preceding sentence, shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to deliver to each such holder, as promptly as reasonably practicable after the Effective Time, a check (or through such other form of payment as may be mutually agreed upon) in the amount of cash that such holder has the right to receive pursuant to Section 3.01(c) (less any required Tax withholdings pursuant to Section 3.02(g)). In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Share Certificate so surrendered is registered if such Share Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay to the Paying Agent any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Share Certificate or establish to the reasonable satisfaction of Parent and the Paying Agent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02(b), each Share Certificate and/or Book-Entry Share (other than Excluded Shares) shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Share Certificate or Book-Entry Share pursuant to Section 3.01(c). No interest shall be paid or will accrue on any cash payable to holders of Share Certificates or Book-Entry Shares pursuant to the provisions of this ARTICLE III.

(c) Transfer Books; No Further Ownership Rights. The Merger Consideration paid in accordance with the terms of this ARTICLE III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Share Certificates or Book-Entry Shares. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for in this Agreement or by applicable Law. At the close of business on the Closing Date, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Share Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this ARTICLE III.

(d) Lost, Stolen or Destroyed Share Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as an indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Share Certificate the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Share Certificate as contemplated by, and subject to the provisions of, this ARTICLE III.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the shares of Company Common Stock on the date that is six months after the date on which the Effective Time occurs shall be delivered to the Surviving Corporation (or its designee), upon demand, and any holders of the shares of Company Common Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to the Surviving Corporation for payment of their claims for the Merger Consideration pursuant to the provisions of this ARTICLE III.

(f) No Liability. None of Parent, Intermediate, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Share Certificate or Book-Entry Share shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Withholding. Notwithstanding anything in this Agreement to the contrary, Merger Sub, Parent, the Surviving Corporation (and, if any withholding applicable to payments pursuant to Section 3.03 is made through a Subsidiary of the Surviving Corporation, any such Subsidiary) and the Paying Agent (and any Affiliate thereof or any other withholding agent) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock (or any holder of a Equity-Based Award) such amounts as Merger Sub, Parent, the Surviving Corporation (and, if any withholding applicable to payments pursuant to Section 3.03 is made through a Subsidiary of the Surviving Corporation, any such Subsidiary), Parent or the Paying Agent (or such Affiliate thereof or other such withholding agent) are required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Equity-Based Award, as the case may be, in respect of which such deduction and withholding was made.

(h) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments, if made, must be made in (i) short-term direct obligations of the U.S., (ii) short-term obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investments shall be paid to Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Share Certificates or Book-Entry Shares to receive the Merger Consideration, in each case, as provided herein.

3.03 Treatment of Equity-Based Awards. Except as otherwise agreed in writing by Parent and a holder of an Equity-Based Award, the Equity-Based Awards will be treated as follows:

(a) Each restricted stock unit with respect to Company Common Stock granted under an Equity Plan or otherwise (each, a “Company RSU”) outstanding immediately prior to the Effective Time that is (i) vested as of immediately prior to the Effective Time (but not yet settled) or that automatically vests as a result of the transactions contemplated by this Agreement in accordance with its terms and without the exercise of any discretion (each, a “Vested Company RSU”) or (ii) held by a current or former nonemployee director of the Company as of immediately prior to the Effective Time, whether vested (but not yet settled) or unvested (each, a “Director RSU”), shall, as of the Effective Time, without any action on the part of any Person, be canceled, and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest and subject to applicable withholding Taxes, equal to the product, rounded to the nearest cent, of (x) the number of shares of Company Common Stock subject to such Vested Company RSU or Director RSU, as applicable, immediately prior to the Effective Time and (y) the Merger Consideration.

(b) Each option to purchase shares of Company Common Stock granted under an Equity Plan or otherwise (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time that vested as of immediately prior to the Effective Time (but not yet settled) or that automatically vests as a result of the transactions contemplated by this Agreement in accordance with its terms and without the exercise of any discretion (each, a “Vested Company Option”), shall, as of the Effective Time, without any action on the part of any Person, vest and be canceled, and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest and subject to applicable withholding Taxes, equal to the product of (i) the number of shares of Company Common Stock for which such Vested Company Option has not then been exercised and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Vested Company Option; provided, however, that each Company Stock Option (whether or not such Company Stock Option is a Vested Company Option) for which the exercise price is greater than or equal to the Merger Consideration (each, an “Underwater Option”) shall be terminated and cancelled for no payment without further action on the part of any Person.

(c) Each stock performance right granted under an Equity Plan or otherwise (each, a “Company Stock Performance Right”) that is outstanding immediately prior to the Effective Time (but not yet settled) (each, a “Vested SPR”), shall, as of the Effective Time, without any action on the part of any Person, be canceled, and the holder thereof shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto solely, an amount in cash, without interest and subject to applicable withholding Taxes, equal to the product of (i) the number of shares of Company Common Stock for which such Vested SPR has not then been exercised and (ii) the excess of the Merger Consideration over the per share exercise price of such Vested SPR.

(d) At the Effective Time, each Company RSU other than a Vested Company RSU or a Director RSU (each, an “Unvested Company RSU”) shall, automatically and without any required action on the part of the holder thereof, cease to represent a restricted stock unit with a right to be settled with a share of Company Common Stock and shall be converted into a number of restricted units with a right for each such restricted unit to be settled in cash in an amount equal to the Merger Consideration (each, an “Unvested Cash RSU”). Except as specifically provided above, at and following the Effective Time, each such Unvested Cash RSU shall continue to be governed by the same vesting terms and conditions as were applicable to the applicable Unvested Company RSU immediately prior to the Effective Time.

(e) At the Effective Time, each stock unit credited to the equity award deferral account of a participant under the Company Executive Deferral Plan (each, a “Company Stock Unit”) shall, automatically and without any required action on the part of the holder thereof, cease to represent a stock unit with a right to be settled with a share of Company Common Stock and shall be converted into an account credit in an amount equal to the Merger Consideration, credited to such participant’s account balance in the Company Executive Deferral Plan, which may then, after the Effective Time, be hypothetically invested in one or more measurement funds by the participant as provided under the terms of the Company Executive Deferral Plan. Such amount shall represent an unfunded obligation of the Company to make cash payment(s) at such time and in such form to such participant as required pursuant to the terms of the Company Executive Deferral Plan. Except as specifically provided above, at and following the Effective Time, such amounts deferred in the Company Executive Deferral Plan shall remain subject to the terms of the Company Executive Deferral Plan.

3.04 Payments with Respect to Equity-Based Awards; Company Actions.

(a) Promptly after the Effective Time (but in any event, not later than 30 days following the Effective Time), the Surviving Corporation shall pay to the holders of the Equity-Based Awards through its payroll systems, any amounts due pursuant to Section 3.03; provided, however, that to the extent any such payment relates to any Equity-Based Awards that are nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall make such payment as set forth above or, if later, at the earliest time permitted under, and in accordance with, the terms of the applicable award agreement or other relevant documents permitted in accordance with Section 409A of the Code.

(b) At or prior to the Effective Time, the Company, the Board and any authorized committee of the Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of Section 3.03. The Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any person pursuant to or in settlement of Equity-Based Awards or any other awards under any Equity Plans or the Company Executive Deferral Plan.

3.05 Adjustments. Notwithstanding any provision of this ARTICLE III to the contrary, between the date hereof and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other amounts payable pursuant to this ARTICLE III shall be equitably adjusted to reflect such stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change; provided, however, that (a) nothing in this Section 3.05 shall be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement and (b) share repurchases and grants of equity compensation solely to the extent expressly permitted by the terms of this Agreement, shall not result in any adjustment to the Merger Consideration.

3.06 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby) any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted such shares of Company Common Stock in favor of the adoption of this Agreement and who are entitled to and have properly demanded appraisal rights with respect thereto in accordance with Section 262 of the DGCL, have complied in all respects with Section 262 of the DGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.01(c), unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the DGCL, at which time such shares of Company Common Stock shall be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration as provided in Section 3.01(c), without interest and after giving effect to any required Tax withholdings pursuant to Section 3.02(g), and such shares of Company Common Stock shall not be deemed Dissenting Shares, and such holder thereof shall cease to have any other rights with respect to such shares of Company Common Stock. Each Dissenting Share shall no longer be outstanding, shall automatically be cancelled and extinguished and shall cease to exist at the Effective Time, and each holder of Dissenting Shares shall be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the provisions of, and as provided by, Section 262 of the DGCL with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the DGCL.

(b) The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock (and any withdrawals or attempted withdrawals of such demands) as well as copies of any instruments, notices or demands served pursuant Section 262 of the DGCL. Parent, Intermediate and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior approval of the Special Committee and prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or notices of dissent, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands or otherwise agree to do any of the foregoing. Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or notices of dissent or offer to settle or settle any such demands or notices. For purposes of this Section 3.06(b), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands (which the Company will consider in good faith) but will not be afforded any decision-making power or other authority over such demands except for Parent’s right to consent set forth in this Section 3.06(b).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in any report, schedule, exhibit, form, statement or other document filed with, or furnished to, the SEC by the Company, in each case, after January 1, 2024 and publicly available at least one Business Day prior to the date of this Agreement (collectively, the “Filed SEC Documents”) (but excluding any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are similarly predictive, cautionary or forward looking in nature) (it being understood that this clause (x) shall not be applicable to Section 4.02 (Capital Structure) and Section 4.03(a)-(d) (Authority)), or (y) subject to Section 9.12(d), as set forth in the confidential disclosure letter delivered by the Company to Parent, Intermediate and Merger Sub concurrently with or prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and hereby agreed that disclosure of any information in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Company Disclosure Letter only to the extent that the relevance thereof is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent, Intermediate and Merger Sub as follows:

4.01 Organization; Standing.

(a) The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware, is in good standing with the DE SOS and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties, except (other than with respect to the Company’s due organization and valid existence in Delaware) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Company Charter Documents have been made available to Parent, in each case, as in full force and effect on the date of this Agreement, and no amendments are pending with respect thereto and each of the Company and its Subsidiaries, as applicable, is not in violation of any terms thereof, except where any such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Section 4.01(b) of the Company Disclosure Letter lists the name of each Subsidiary of the Company and the jurisdiction of organization thereof. All the outstanding shares of capital stock or other voting securities of, or other equity interests in, each Subsidiary of the Company have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to any preemptive rights and are owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or other equity interests in, any corporation, partnership, joint venture, association or other entity. There are no outstanding or authorized options, warrants, rights (including preemptive rights) stock, stock appreciation rights, calls, puts, convertible or exchangeable securities, stock-based performance units, subscriptions, Contracts or undertakings of any kind to which any Subsidiary of the Company is a party or by which any of them is bound (i) obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, any Subsidiary of the Company, (ii) obligating any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking, or (iii) that give any Person the right to receive any economic interest of a nature accruing to the holders of capital stock of any of the Company’s Subsidiaries.

4.02 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 70,000,000 shares of Company Common Stock and (ii) 500,000 shares of preferred stock, $1.00 par value per share, of the Company (“Company Preferred Stock”). At the close of business on July 14, 2026 (the “Measurement Time”), (A) 46,255,422 shares of Company Common Stock were issued and outstanding, (B) 1,697,787 shares of Company Common Stock were issued and held by the Company in its treasury, (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury, (D) 2,258,658 shares of Company Common Stock were underlying the outstanding Company Stock Options, (E) 424,717 shares of Company Common Stock were underlying the outstanding Company RSUs, (F) 3,123,112 additional shares of Company Common Stock were reserved for issuance pursuant to the Equity Plans, (G) 26,754 shares of Company Common Stock were underlying the outstanding Company Stock Performance Rights and (H) 115,988 shares of Company Common Stock were underlying the Company Stock Units in the Company Executive Deferral Plan. Except as set forth above, as of the Measurement Time, no shares of capital stock in the Company were issued, reserved for issuance or outstanding or subject to outstanding awards under the Equity Plans.

(b) Since the Measurement Time, (i) there have been no issuances by the Company of shares of capital stock or other voting securities of or equity interests in the Company (including Equity-Based Awards), other than issuances of shares of Company Common Stock pursuant to Company Stock Options and vesting of Company RSUs outstanding as of the Measurement Time, and (ii) there have been no issuances by the Company of options, warrants, rights (including preemptive rights), calls, puts, convertible or exchangeable securities, stock-based performance units, subscriptions or other rights to acquire shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c) Neither the Company nor any of its Subsidiaries has any outstanding Indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable into or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except as set forth in Section 4.02(c) of the Company Disclosure Letter or as otherwise set forth above, as of the Measurement Time, there were no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, phantom units, stock appreciation rights, Contracts, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, right, security, unit, Contract, agreement, arrangement or undertaking, or (iii) that give any Person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, and since the Measurement Time, none of the foregoing has been issued, agreed or entered into. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock or voting securities of or equity interests in the Company, other than pursuant to the Equity Plans. There are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act.

(d) All Equity-Based Awards are evidenced by written award agreements, in each case, substantially in the forms that have been made available to Parent, except that such agreements may differ from such forms with respect to the number of Company Stock Options and Company RSUs or shares of Company Common Stock covered thereby, the exercise price (if applicable), the vesting schedule, the expiration date applicable thereto and other similar terms.

(e) Section 4.02(e) of the Company Disclosure Letter contains a correct and complete list, as of the Measurement Time, of the name (or employee identification number) of each holder of Equity-Based Awards, the issue or grant date of each such Equity-Based Award, the number of shares of Company Common Stock such holder is entitled to receive upon the exercise of each Company Stock Option and settlement of each Company RSU and, in the case of any Company Stock Option, the corresponding exercise price, the expiration date of each Company Stock Option, the vesting schedule of each Equity-Based Award and the Equity Plan under which any Company Stock Option was granted and whether such Company Stock Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

4.03 Authority; Noncontravention.

(a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, assuming the representations and warranties set forth in Section 5.09 (Ownership of Equity of the Company) are true and correct and, subject to the receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and, assuming the representations and warranties set forth in Section 5.09 (Ownership of Equity of the Company) are true and correct, the consummation by it of the transactions contemplated by this Agreement, have been duly authorized by the Board and, except for obtaining the Company Stockholder Approval and filing the Certificate of Merger with the DE SOS pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by the Enforceability Exceptions.

(b) The Special Committee, at a meeting duly called and held has unanimously (i) determined that (A) this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of, the Company and the Disinterested Stockholders and (B) it is advisable and in the best interests of the Company and the Disinterested Stockholders for the Company to enter into this Agreement and consummate the transactions contemplated hereby and (ii) made the Special Committee Recommendation. The Special Committee Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(c) The Board, at a meeting duly called and held, acting upon the Special Committee Recommendation, with certain directors recusing themselves from the vote, has (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of, the Company and its stockholders, including the Disinterested Stockholders, (ii)

determined that it is advisable and in the best interests of the Company and its stockholders, including the Disinterested Stockholders, for the Company to enter into this Agreement and consummate the transactions contemplated hereby, (iii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants under this Agreement and the consummation of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement, (iv) made the Company Board Recommendation and (v) directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of the Company for adoption and approval. The Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(d) The Company Requisite Stockholder Approvals are the only votes of the holders of any class or series of shares of or capital stock of the Company necessary to adopt this Agreement, approve the transactions contemplated hereby and consummate the transactions contemplated hereby.

(e) The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated by this Agreement, and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material right or obligation or to the loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created as a result of any action taken by Parent, Intermediate, or Merger Sub), or result in any loss, suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets for the conduct of their respective businesses under, any provision of (i) the Company Charter Documents or the comparable organizational documents of any of its Subsidiaries, or (ii) (A) any Company Material Contract and any Permit to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) subject to the filings and other matters referred to in Section 4.04, any Law or Governmental Order, in each case, applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of the foregoing clause (ii), any such conflicts, violations, breaches, defaults, rights, losses, Liens, suspensions, limitations or impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.04 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time in accordance with the terms hereof, the “Proxy Statement”) and the Schedule 13E-3, (b) compliance with the rules and regulations of the NASDAQ Global Select Market (“Nasdaq”), (c) the filing of the Certificate of Merger with the DE SOS pursuant to the DGCL and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (d) filings required or advisable under, and compliance with other applicable requirements of the HSR Act or any other Antitrust Laws, and (e) compliance with any applicable state securities or “blue sky” laws, no consent, approval, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated by this Agreement, other than such other consents, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.05 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2024 (the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended or supplemented prior to the date hereof, the date of the filing of such amendment or supplement, with respect to the portion that are amended or supplemented (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, the applicable requirements of Nasdaq and the Sarbanes-Oxley Act of 2002. Except to the extent amended or superseded by a subsequent filing with the SEC prior to the date of this Agreement, as of such respective dates, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any of the Company SEC Documents.

(b) Each of the audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the Company SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, to the extent permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments and the absence of footnotes).

(c) Except to the extent specifically reflected or reserved against in the consolidated balance sheet of the Company set forth in the Company’s Form 10-K for the year ended December 31, 2025, none of the Company or any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature, and there is no existing condition, situation, or set of circumstances that would reasonably be expected to result in any such liabilities or obligations, except liabilities and obligations that (i) were incurred since the date of such balance sheet in the ordinary course of business or (ii) are incurred directly as a result of the transactions contemplated by this Agreement.

(d) Internal Controls.

(i) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act), which are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since January 1, 2024, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of (A) any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, (B) any fraud, whether or not material, that involves (or involved) the management or other employees of the Company who have (or had) a significant role in the Company’s internal controls or (C) any claims or allegations regarding the foregoing clauses (A) and (B), in each case which has not been subsequently remediated.

(ii) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) promulgated under the Exchange Act), which are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, including that such information is accumulated and communicated to the Company’s principal executive officer and its principal financial officer, and such disclosure controls and procedures are effective to allow for timely decisions by the Company’s principal executive officer and its principal financial officer regarding material information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act.

(iii) Since January 1, 2024, neither the Company nor any of its Subsidiaries has made any prohibited loans or similar arrangements to any executive officer of the Company (as defined in Rule 3b-7 promulgated under the Exchange Act) or director of the Company. There are no outstanding loans or similar arrangements, or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) or director of the Company.

(e) Since January 1, 2024, the Company has complied with the applicable listing requirements and corporate governance rules and regulations of Nasdaq.

4.06 Absence of Certain Changes. Since December 31, 2025, (a) the Company and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course of business, (b) there has not been any change, effect, event, circumstance, occurrence or fact that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) except as set forth on Section 4.06(c) of the Company Disclosure Letter, there has not been any action or event nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event that, if taken or if it occurred after the date hereof, would be prohibited by Section 6.01.

4.07 Legal Proceedings. There is no, and since January 1, 2024 there has been no, suit, claim (or counterclaim), litigation, action, charge, complaint, audit, investigation, arbitration, inquiry, mediation, grievance or other proceeding brought, conducted or heard by or before any court or other Governmental Authority, arbitrator or mediator or arbitration or mediation panel (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective businesses or assets that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective businesses or assets that, individually or in the aggregate, challenges the validity or propriety, or seeks to prevent, materially impair or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement. There is no, and since the date three years immediately prior to the date hereof there has been no, Action pending on behalf of the Company or any of its Subsidiaries against a Third Party which would reasonably be expected to have a Material Adverse Effect. There is no Governmental Order outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, (x) prohibits or restricts the Company or any of its Subsidiaries from engaging in or otherwise conducting its business as presently or proposed to be conducted or (y) would reasonably be expected to have a Material Adverse Effect.

4.08 Compliance with Laws; Permits.

(a) Each of the Company and its Subsidiaries is, and has at all times since January 1, 2024 been, in compliance with all Laws applicable to the Company, its Subsidiaries and the Company’s and its Subsidiaries’ business or operations and, to the Company’s Knowledge, no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under any applicable Law or Governmental Order, in each case, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and its Subsidiaries possesses and is in compliance with all franchises, tariffs, approvals, clearances, grants, authorizations, certifications, representations, registrations (whether granted or pending), licenses, exemptions, permits, easements, variances, certificates, orders and consents of Governmental Authorities relating to the industries in which the Company and each of its Subsidiaries operate or necessary for each of them to own, lease and operate its properties and to lawfully conduct its business as presently conducted (collectively, “Permits”), except where the failure to be in possession of or be in compliance with such Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company or any of its Subsidiaries has, since January 1, 2024, received written notice from a Governmental Authority that any such Permits will be suspended, terminated or materially modified.

(b) None of the Company or its Subsidiaries has received any written notice regarding any actual or alleged violation of, or failure to comply with, any Permit or any Law, applicable to the Company, its Subsidiaries or by which any properties or assets owned or used by the Company or any of its Subsidiaries are bound or affected, except where such suspension, cancellation or noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company maintains a code of conduct, a true and correct copy of which has been provided to Parent. The Company is, and since January 1, 2024, has been, in compliance with its code of conduct, except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The Company, its Subsidiaries and their respective Affiliates and Representatives (with respect to Representatives, acting in their capacities as such on behalf of the Company and its Subsidiaries) are, and since January 1, 2024, have been, in compliance with (i) applicable International Trade Laws, including obtaining any licenses, registrations, or other authorizations necessary for compliance with such International Trade Laws, and (ii) all applicable Anti-Corruption Laws and Anti-Money Laundering Laws except, in each case, where any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) None of the Company, its Subsidiaries or any of their respective Affiliates or Representatives is or has been (i) a Sanctioned Person, or (ii) since January 1, 2024, directly or indirectly unlawfully operating in, conducting business with, or engaging in any dealings with any Sanctioned Person or in any Sanctioned Jurisdiction, or that would otherwise be in material violation of applicable International Trade Law.

(f) None of the Company, its Subsidiaries or any of their respective Affiliates or Representatives (with respect to Representatives, acting in their capacities as such on behalf of the Company or its Subsidiaries), is or has been, since January 1, 2024, the subject of any Action or (to the Knowledge of the Company) investigation or enforcement action involving any International Trade Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws.

(g) The Company and its Subsidiaries maintain in effect policies and procedures reasonably designed to promote compliance with International Trade Laws, which include adequate controls over physical, visual, and electronic access to export controlled information and technology to ensure that access by foreign Persons, wherever located, is restricted as required by applicable International Trade Laws.

(h) None of the Company, its Subsidiaries or any of their respective Affiliates or Representatives, has (i) made an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any Person, including any “foreign person” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977), to obtain or retain business, to direct business to any of the Company, its Subsidiaries or to any other Person or to secure any improper advantage, in each case, in violation of any applicable Anti-Corruption Law or (ii) acted in any other manner that would constitute or give rise to a material violation of any applicable Anti-Corruption Law.

4.09 Tax Matters.

(a) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) with the appropriate Governmental Authority all material Tax Returns required to be filed by it, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and have been prepared in substantial compliance with applicable Law.

(b) All material Taxes owed by the Company or any of its Subsidiaries that are due and payable have been timely paid or have been adequately reserved against in accordance with GAAP.

(c) Each of the Company and its Subsidiaries has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all material Taxes required to be paid or withheld.

(d) As of the date hereof, neither the Company nor any of its Subsidiaries is currently subject to or has received written notice from any Governmental Authority of any audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any Taxes.

(e) In the past three years, no written claim has been made by a Governmental Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to income or other material taxation in that jurisdiction.

(f) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) or any distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transaction herein.

(g) In the past three years, neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law) or as a transferee or successor, other than ordinary course commercial agreements not primarily related to Taxes.

(h) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any material obligation under, any Tax sharing, allocation or indemnification agreement other than (i) agreements solely among the Company and its Subsidiaries and (ii) customary Tax indemnification provisions in any Contract the primary purpose of which does not relate to Taxes.

(i) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to an assessment or deficiency for any income or other material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course) that is still in effect.

(j) Neither the Company nor any of its Subsidiaries has participated in (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(k) Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its Subsidiaries (or the Surviving Corporation as a result of this transaction) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning or ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Law) or other written agreement with a Governmental Authority regarding Taxes or Tax matters; (iii) installment sale or open transaction disposition made prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (vi) election under Code Section 965(h) (or any corresponding provision of applicable Law) made in a period or portion thereof ending on or prior to the Closing Date; (vii) gain recognition agreement under Code Section 367 (or any corresponding provisions of applicable Law); or (viii) intercompany transaction entered into prior to the Closing Date or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding provisions of applicable Law).

(l) There are no Liens (other than Permitted Liens) for Taxes on any asset of the Company or any of its Subsidiaries.

(m) Section 4.09(m) of the Company Disclosure Letter sets forth the U.S. federal income tax classification and jurisdiction of formation of each of the Company and its Subsidiaries.

(n) The Company and each of its Subsidiaries has (i) timely paid all material sales and use Taxes required to be paid under applicable Law, (ii) properly collected and remitted all material sales and use Taxes required under applicable Law and (iii) for all sales that are exempt from sales Taxes and that were made without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt.

4.10 Insurance. Each of the Insurance Policies is valid, outstanding, enforceable and in full force and effect as of the date hereof. All premiums due and payable under such policies have been paid during the 12-month period prior to the date of this Agreement, and there are no defaults under any Insurance Policies by the Company or any of its Subsidiaries, except where any such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2024, none of the Company or any of its Subsidiaries has received any written notice of cancellation relating to any Insurance Policies, and there are no claims pending under any Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than pursuant to a customary reservation of rights notice), except where any such claim would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Section 4.10, “Insurance Policies” mean the material policies for insurance maintained by or for the benefit of the Company or its Subsidiaries that are used for, held for use in, or otherwise related to the respective businesses of the Company and its Subsidiaries (other than any Insurance Policy maintained in connection with a Benefit Plan).

4.11 Real Property; Personal Property.

(a) With respect to each of the Real Property Leases, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company or the applicable Subsidiary holds a valid and enforceable leasehold interest in such Leased Real Property, in each case free and clear of all Liens, except Permitted Liens; (ii) each associated Real Property Lease is valid, binding and in full force and effect against the Company or the Subsidiary, as applicable, and to the Knowledge of the Company, the other parties thereto, and is enforceable by the Company or the Subsidiary, as applicable, in accordance with its terms, subject to the Enforceability Exceptions; (iii) neither the Company (or the Subsidiary, as applicable) nor, to the Knowledge of the Company, any other party to a Real Property Lease, is in material default or breach of such Real Property Lease; (iv) no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by the Company (or the Subsidiary, as applicable) or, to the Knowledge of the Company, any other party thereto; (v) neither the Company nor any Subsidiary is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property or any portion thereof; (vi) the other party to the associated Real Property Lease is not an Affiliate of the Company or any Subsidiary, and otherwise does not have any economic interest in, the Company or any Subsidiary; and (vii) neither the Company nor any Subsidiary has collaterally assigned or granted any security interest in any Leased Real Property or any interest therein.

(b) The Company or one of its Subsidiaries, as applicable, has fee title to all of the Owned Real Property of such Person, free and clear of any Lien other than Permitted Liens. Neither the Company nor any of its Subsidiaries have leased or otherwise granted to any Person the right to use or occupy any portion of the Owned Real Property, and there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. Neither the Company nor any of the Subsidiaries are a party to any Contract providing the Company or any Subsidiary with the right or obligation to purchase from another Person any real property or any interest in real property.

(c) All buildings, structures, improvements, fixtures, building systems, machinery and equipment, and all components thereof, included in the Leased Real Property and the Owned Real Property (the “Improvements”) are in adequate condition and repair and sufficient for the current operation of the business of the Company and the Subsidiaries, subject to normal wear and tear. To the Knowledge of the Company, there are no structural deficiencies or latent defects affecting any of the Improvements (ordinary wear and tear excepted) that would materially impair the current operation of the Company’s business. None of the Leased Real Property or the Owned Real Property has been materially damaged or destroyed by fire or other casualty that has not been restored. There is no condemnation, expropriation or other proceeding in eminent domain pending affecting Owned Real Property and to the Knowledge of the Company, any Leased Real Property, nor, to the Knowledge of the Company, is any such condemnation, expropriation or other proceeding in eminent domain threatened, affecting Owned Real Property or any Leased Real Property.

4.12 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Company and each of its Subsidiaries are, and since January 1, 2024 have been, in compliance with applicable Environmental Laws;

(b) The Company and each of its Subsidiaries hold, and since January 1, 2024 have held, all Permits under Environmental Laws required for each of their operations and since January 1, 2024 have been in compliance with all applicable terms and conditions of such Permits;

(c) Since January 1, 2024, neither the Company nor any of its Subsidiaries have received any written notice that remains unresolved and asserts Liability arising from or relating to any Hazardous Substances or alleged violation of Environmental Law;

(d) There is no Action pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that arises out of Environmental Laws;

(e) Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other Person, has caused or contributed to any Release of Hazardous Substances at, on or from any location (including any real property currently or formerly owned, leased or operated by any of the Company or any of its Subsidiaries) that would reasonably be expected to result in Liability being imposed upon any of the Company or any of its Subsidiaries under applicable Environmental Laws;

(f) Neither the Company nor any of its Subsidiaries are subject to any outstanding obligations pursuant to a consent decree, order or settlement pursuant to any Environmental Law; and

(g) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have exposed any Person to any Hazardous Substances in connection with the use, application, malfunction, defect, design, operation, performance or suitability of any product of the Company or its Subsidiaries or service of the Company or its Subsidiaries in a manner that would reasonably be expected to result in Liability being imposed upon the Company or any of its Subsidiaries under applicable Environmental Laws.

4.13 Material Contracts.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a list of all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of the Company or any of its Subsidiaries or any of their respective assets is bound as of the date hereof (each, a “Company Material Contract”):

(i) any Contract that limits, in any material respect, the freedom or ability of the Company or any of its Subsidiaries to conduct any line of business or compete with any Person in any geographical area or that grants any customer or supplier of the Company or any of its Subsidiaries exclusivity or a right to “most favored nation” pricing terms;

(ii) any Contract for the sale of any of the assets of the Company or any of its Subsidiaries (other than the sale of inventory or rental equipment in the ordinary course of business consistent with past practice) for consideration in excess of $1,000,000;

(iii) any Contract with a Company Significant Supplier or a Company Significant Customer (other than purchase orders or invoices entered into in the ordinary course of business);

(iv) any Contract that relates to a partnership, joint venture, strategic alliance, limited liability company, research and development project or similar arrangement or relates to the formation, creation, operation, management or control of any such partnership, joint venture, strategic alliance, limited liability company or research and development project;

(v) any Contract relating to the acquisition or disposition (by merger, purchase of stock or assets or otherwise) by any of the Company or any of its Subsidiaries of any operating business or material assets or the capital stock of any other Person that contains material ongoing obligations or Liabilities of the Company or any of its Subsidiaries;

(vi) any Contract relating to (A) the incurrence, assumption or guarantee of any Indebtedness or (B) imposing a Lien (other than a Permitted Lien) on any of the material assets or properties of any of the Company or any of its Subsidiaries, in each case, having a principal amount in excess of $1,000,000;

(vii) any Contract (A) involving the licensing or sublicensing of Intellectual Property to the Company or any of its Subsidiaries (other than any Incidental License), (B) pursuant to which the Company or any of its Subsidiaries licenses to any Third Party any Owned Company Intellectual Property (other than any non-exclusive outbound license entered into in the ordinary course of business or any standard non-disclosure, confidentiality and consulting agreements entered into in the ordinary course of business), (C) involving agreements between the Company or any of its Subsidiaries and any Third Party (other than an inventions assignment agreement with an employee of the Company or any of its Subsidiaries on the Company’s or its Subsidiaries’ standard form) relating to the development of any Intellectual Property for the Company or any of its Subsidiaries that is used in and material to the business or operations of the Company or any of its Subsidiaries, or (D) involving consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Owned Company Intellectual Property;

(viii) any Contract under which the Company or any of its Subsidiaries is obligated to make any capital commitment or expenditure in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(ix) any Contract that is between the Company or any of its Subsidiaries, on the one hand, and any of their respective officers or directors (or any such Person’s Affiliates) or any Person that holds or owns, directly or indirectly, five percent (5%) or more of the shares of the Company’s capital stock (or any Affiliates of such Person) on the other hand (each, a “Related Party Agreement”);

(x) any Collective Bargaining Agreement;

(xi) any Contract that is a lease of, or permits any third party to hold or operate, any tangible property (other than real property), owned or controlled by the Company or any of its Subsidiaries, except for any Contract under which the aggregate annual rental payments do not exceed $1,000,000;

(xii) any Contract related to the agreement to settle or compromise any pending or threatened Action or investigation and under which any of the Company or any of its Subsidiaries has material continuing obligations;

(xiii) any Contract that is a settlement, conciliation or similar agreement (A) that is with any Governmental Authority, (B) pursuant to which the Company or any of its Subsidiaries is obligated after the date of this Agreement to pay consideration, or pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligations after the date hereof, or (C) pursuant to which Company Common Stock would be issued to any Person in connection therewith;

(xiv) any Contract granting to any Person a right of first refusal or right of first offer on the sale of any material part of any of the business, assets or properties of the Company or any of its Subsidiaries;

(xv) any Contract pursuant to which the Company or any of its Subsidiaries has agreed to loan any Person any material amount or otherwise make any investment in any other Person; and

(xvi) any Contract (A) with any Governmental Authority or (B) that is a Governmental Order or similar agreement with any Governmental Authority involving future performance by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole.

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Letter or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) since January 1, 2024, none of the Company or any of its Subsidiaries have received any written notice of any intention to terminate, repudiate or disclaim, or of any default or event that (with due notice or lapse of time or both) would constitute a default by the Company or any of its Subsidiaries under any Company Material Contract, other than defaults that have been cured or waived in writing, (ii) each Company Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries, as applicable, and is in full force and effect (except to the extent subject to, and limited by, the Enforceability Exceptions), (iii) no breach in or default under any Company Material Contract by the Company or any of its Subsidiaries exists (with or without the lapse of time or the giving of notice, or both), and (iv) (A) no other party to any Company Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any Company Material Contract; and (B) no event or circumstance has occurred that (with or without the lapse of time or the giving of notice, or both) would constitute a default or breach under any Company Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder.

4.14 Labor Matters. Except as set forth on Section 4.14 of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date hereof:

(a) Neither the Company nor any of its Subsidiaries is a party to any Collective Bargaining Agreement or other Contract with a labor union or labor organization, and no Employee is represented by any labor organization with respect to such Employee’s employment with the Company or its applicable Subsidiary;

(b) There is no strike or work stoppage involving any of the Company or its Subsidiaries pending or formally threatened in writing;

(c) No Action brought by or on behalf of any Employee, former employee, labor organization or other Representative of the Employees of the Company or any of its Subsidiaries is pending or formally threatened in writing against the Company or any of its Subsidiaries (other than ordinary workers’ compensation claims);

(d) There is no ongoing or threatened Action or investigation against the Company or any of its Subsidiaries with respect to any employment matter;

(e) No union organization campaign is in progress with respect to any Employee or group of Employees;

(f) Since January 1, 2024, the Company and each of its Subsidiaries has been and is in compliance in all material respects with (i) all applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, harassment, non-discrimination in employment, workers’ compensation, unemployment compensation and the collection and payment of withholding or payroll Taxes and similar Taxes and (ii) all obligations of such Person under any employment agreement, consulting agreement, severance agreement, Collective Bargaining Agreement or any similar employment or labor-related agreement or understanding;

(g) Since January 1, 2024, all independent contractors and consultants providing personal services to the Company or any of its Subsidiaries have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and all Employees have been properly classified under the Fair Labor Standards Act and similar state Laws;

(h) Since January 1, 2024, (i) a Form I-9 has been completed and retained with respect to each Employee and, where required by Law, former employees of the Company and each of its Subsidiaries, and (ii) none of the Company nor any of its Subsidiaries has been the subject of any Action assessment or judgement, nor has the Company nor any of its Subsidiaries been the subject of an investigation, inquiry or any Action assessment or judgments from the U.S. Department of Homeland Security, including the Immigration and Customs Enforcement, (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service) or any other immigration-related enforcement proceeding;

(i) There is not currently pending, and since January 1, 2024 there have not been, any allegations of sexual harassment or other sexual misconduct made against any officer or executive of the Company or any of its Subsidiaries, and since January 1, 2024 none of the Company nor any of its Subsidiaries has entered into a settlement agreement to resolve any allegations of sexual harassment or other sexual misconduct by any of its employees, officers or executives, and there are no circumstances or conduct by any employee, officer or executive of the Company or any of its Subsidiaries that would lead to material Liability related to allegations of sexual harassment or other sexual misconduct; and

(j) There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to any of the Company or its Subsidiaries within the six months prior to the date hereof.

4.15 Employee Benefit Plans.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth each material (i) “employee benefit plan” (as defined in section 3(3) of ERISA), and (ii) retirement or deferred compensation plan, incentive compensation plan, commission plan or arrangement, equity or equity-based plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan or any fringe benefit arrangements for any current or former employee, director, consultant, leased employee or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in section 3(3) of ERISA), in each case, under or with respect to which is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries have any obligation to contribute, or with respect to which the Company or any of its Subsidiaries has any Liability, other than a “multiemployer plan” (as defined in section 3(37) of ERISA) or a plan maintained by a Governmental Authority (each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Company has provided to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of the following, to the extent applicable: (i) each Benefit Plan, any amendment and any related trust agreement or other funding instrument; (ii) the most recent determination or opinion letter; (iii) any summary plan description, summaries of material modification, employee handbook and other written communications (or a description of any oral communications) by Company or any Affiliate of Company concerning the extent of the benefits provided under an Benefit Plan; (iv) for the three most recent years (A) the Form 5500 and attached schedules thereto, (B) audited financial statements, and (C) actuarial valuation reports; (v) insurance contracts; (vi) the most recent nondiscrimination and other tests performed under the Code; and (vii) any other documents reasonably requested by Parent.

(c) Except to the extent it would not reasonably be expected to have a Material Adverse Effect, each Benefit Plan has been established and administered in accordance with its terms and in compliance with applicable Law, and no event, change, development, effect, condition, circumstance, occurrence or state of facts, or any combination of the foregoing has occurred which will or could cause any Benefit Plan to fail to comply with such requirements and no notice has been issued by any Governmental Authority questioning or challenging such compliance (other than with respect to matters that have been resolved). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received an IRS determination letter or is the subject of an IRS opinion or advisory letter, and nothing has occurred that would reasonably be expected to result in any such Benefit Plan not being so qualified, and no event has occurred which will or could give rise to disqualification of any such Benefit Plan. All Benefit Plans which are subject to section 409A of the Code comply with section 409A in form and have been administered in accordance with their terms and section 409A of the Code except to the extent it would not reasonably be expected to have a Material Adverse Effect.

(d) Except as set forth on Section 4.15(d) of the Company Disclosure Letter, none of the Company, its Subsidiaries, or any of their respective ERISA Affiliates has now or at any time since January 1, 2024 had an obligation to contribute to, or any Liability with respect to: (i) a plan subject to Title IV of ERISA, (ii) a “multiemployer plan” (as defined in section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code), (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state Law at the sole cost of the individual.

(e) No event, change, development, effect, condition, circumstance, occurrence or state of facts, or any combination of the foregoing has occurred with respect to any Benefit Plan, that could reasonably be expected to subject Parent, the Company or any of its Subsidiaries or any Benefit Plan to material penalties or excise Taxes under Sections 4980B, 4980D, 4980H, 6055 or 6056 of the Code. Except to the extent it would not reasonably be expected to have a Material Adverse Effect, there have been no “prohibited transactions” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Benefit Plan and none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has engaged in any prohibited transaction.

(f) Except as set forth on Section 4.15(f) of the Company Disclosure Letter, to the Knowledge of the Company, neither the execution and delivery of this Agreement nor the approval or consummation of the transactions contemplated by this Agreement will (i) result in any material compensation or benefit becoming due to any Employee, (ii) increase any payments or benefits payable to any Employee or other Person under any Benefit Plan or (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits to any Employee or other Person under any Benefit Plan.

(g) To the Knowledge of the Company, there are no Actions or investigations, nor have there been any since January 1, 2024, that have been asserted, instituted or threatened with respect to any Benefit Plan other than routine claims for benefits.

(h) None of the payments contemplated by the Benefit Plans or otherwise in connection with the transactions contemplated by this Agreement or for a termination of employment of any Employee or other “disqualified individual” (as defined in Section 280G of the Code) would, in the aggregate, constitute “excess parachute payments” (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)).

(i) No Benefit Plan or any contract, agreement, plan, policy, or arrangement with the Company, its Subsidiaries or any of their respective ERISA Affiliates and any Employee or other Person provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(j) Each material Benefit Plan maintained under the Law or applicable custom or rule of a jurisdiction outside of the U.S. is listed on Section 4.15(j) of the Company Disclosure Letter (each, a “Foreign Plan”). With respect to each Foreign Plan, (i) such Foreign Plan is, and has been operated, in material compliance with its terms and the provisions of the Laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those Laws are applicable to such Foreign Plan, (ii) all material contributions to, and material payments from, such Foreign Plan which have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Laws of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, (iii) the Company and each of its Subsidiaries has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Plan required determinations, if any, that such Foreign Plan is in compliance with the Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) there are no pending investigations by any Governmental Authority involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, and (v) the consummation of the transactions contemplated by this Agreement will not by themselves create or otherwise result in any Liability with respect to such Foreign Plan.

4.16 Intellectual Property.

(a) Section 4.16(a)(i) of the Company Disclosure Letter sets forth a list of all material Owned Company Intellectual Property issued by, or registered with, the U.S. Patent and Trademark Office, the U.S. Copyright Office, a U.S. state office, any similar Governmental Authority or domain name registrar anywhere in the world. All issued items and registrations set forth on Section 4.16(a)(i) of the Company Disclosure Letter are in force and are valid and enforceable, and all applications set forth on Section 4.16(a)(i) of the Company Disclosure Letter are pending and in good standing. The Company does not have any material Software that is Owned Company Intellectual Property. The Company and its Subsidiaries exclusively own (beneficially and of record where applicable) all right, title and interest in and to all Owned Company Intellectual Property, including that listed on Section 4.16(a) of the Company Disclosure Letter, free and clear of any Liens other than Permitted Liens. The Owned Company Intellectual Property is not subject to or bound by any outstanding Action, Governmental Order or Contract restricting the use, licensing or other exploitation of the same or that otherwise could adversely affect the use, licensing or other exploitation of the same or rights thereto (other than Office

Actions or other orders issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office, or any similar Governmental Authority in the ordinary course of business). No third party has been granted any rights to any Owned Company Intellectual Property except pursuant to (i) a Company Material Contract listed on Section 4.16(a), (ii) an Incidental License, or (iii) a non-exclusive license to a customer granted in the ordinary course of business and consistent with past practices.

(b) The Company and its Subsidiaries own or have a valid right by way of license agreement or other permission to use in the manner currently used, all material Intellectual Property used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted. Each material item of Intellectual Property used in the business of the Company or any of its Subsidiaries will be owned or licensed and available for use by the Company and its Subsidiaries on materially similar terms following the consummation of the transactions contemplated by this Agreement as such items were owned by, licensed to, or available for use by the Company and each of its Subsidiaries prior to the consummation of the transactions contemplated by this Agreement.

(c) Neither the Company nor any of its Subsidiaries has infringed upon, misappropriated, or otherwise violated the Intellectual Property of any third party during the past three (3) years, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. During the past three (3) years, neither the Company nor any of its Subsidiaries has received any written notice from any Person, and neither the Company nor any of its Subsidiaries is currently in possession of any outstanding written notice from any Person, and there is no Action or investigation pending, (i) alleging that the Company or any of its Subsidiaries infringes, misappropriates or violates any Intellectual Property of any Person or (ii) challenging the ownership by the Company or any of its Subsidiaries of or the registrability, validity or enforceability of any Owned Company Intellectual Property, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) No other Person has infringed any Owned Company Intellectual Property during the past three (3) years, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. During such period, neither the Company nor any of its Subsidiaries has made any claims to any other Person alleging that such Person has infringed, misappropriated or violated any Owned Company Intellectual Property.

(e) The Company and each of its Subsidiaries has used commercially reasonable efforts to protect and maintain the confidentiality of all Trade Secrets included in the Owned Company Intellectual Property. No material Trade Secret included in the Owned Company Intellectual Property has been disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the proprietary interests in and to such Trade Secret, and, to the Company’s Knowledge, there has been no breach of such an agreement. The Company and each of its Subsidiaries have secured from all former and current officers, employees, consultants and contractors, and any other Person who materially contributed to the creation or development of any Intellectual Property for the Company or any of its Subsidiaries valid written agreements (i) assigning to the Company or the applicable Subsidiary their entire right, title and interest in and to such Intellectual Property, to the extent such contributions are not already owned by the Company or such Subsidiary by operation of Law, and (ii) restricting the disclosure and use by such Persons of Trade Secrets included in the Owned Company Intellectual Property.

(f) Neither the Company nor any of its Subsidiaries has licensed or provided to any Person, or allowed any Person to access or use, any source code for any material Software owned by the Company or any of its Subsidiaries, other than employees, contractors and consultants of the Company or any of its Subsidiaries that have confidentiality obligations to the Company or such Subsidiary with respect to such source code. No source code for any material Software owned by the Company or any of its Subsidiaries is in escrow. The Company and each of its Subsidiaries have used reasonable best efforts to ensure that all Software used by the Company or any of its Subsidiaries is free of any disabling codes or instructions, and any virus or other intentionally created, undocumented contaminant, that may, or may be used to, access, modify, delete, damage or disable any internal computer systems of the Company or any of its Subsidiaries, and such Software is free of any such codes, instructions, viruses and contaminants.

(g) The Company and each Subsidiary has complied in all material respects with the conditions of licenses for any Open Source Software used by the Company or any of the Subsidiaries. No Software owned by the Company or any of its Subsidiaries uses, incorporates, links to, has been combined or distributed with, is derived from or has embedded in it any Open Source Software in a manner that imposes an obligation on the Company or any of its Subsidiaries to license any such Software on any particular terms, disclose the source code for any such Software to any third party, or license any patents. The Company and each of its Subsidiaries is in compliance with each applicable license of Open Source Software. No funding, facilities or personnel of any Governmental Authority or any university or educational institution were used to develop or create any material Owned Company Intellectual Property.

4.17 Data Privacy and Information Technology.

(a) In the past three (3) years, the Company and its Subsidiaries have maintained internal privacy and data security policies as well as privacy policies or statements posted on or in any website, application or other digital service owned or operated by the Company or its Subsidiaries (“Privacy and Data Security Policies”) in material compliance with all Data Protection Laws. Notwithstanding anything to the contrary in Section 4.08, the Company and its Subsidiaries are and during the past three (3) years have been in material compliance with all (x) applicable Data Protection Laws, (y) Privacy and Data Security Policies and (z) Data Processing Contracts, including, to the extent applicable, the EU standard contractual clauses.

(b) The Company or one of its Subsidiaries, as applicable, has a valid and legal right (whether contractually, by applicable Data Protection Laws or otherwise) to access or use all material Personal Information that is accessed and used by or on behalf of such Person in connection with the sale, use and/or operation of their products, services and businesses.

(c) To the Knowledge of the Company, as of the date hereof and as of the Closing, neither the Company nor any of its Subsidiaries is prohibited by any applicable Law, their own Privacy and Data Security Policies or any Data Processing Contracts from providing Parent with or transferring to Parent at Closing, all or any portion of the Personal Information in the possession or control of the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries maintain administrative, technical, organizational and physical security procedures and measures that are reasonable and appropriate, designed to preserve the confidentiality, integrity and availability of Personal Information in the possession or control of the Company or any of its Subsidiaries and that are designed to protect against Security Incidents.

(e) The Company and its Subsidiaries own, lease or license all of their IT Assets that are necessary to conduct the business of the Company and its Subsidiaries in all material respects in the manner currently conducted. Since January 1, 2024, there has been no failure or other material substandard performance of any of such IT Assets which has resulted in any Material Adverse Effect. The IT Assets of the Company and its Subsidiaries (i) operate and perform in all material respects in accordance with their applicable specifications and documentation and as required for the conduct of the business of the Company and its Subsidiaries in the manner currently conducted, and (ii) are, to the Knowledge of the Company, free from material defects, viruses, worms, Trojan horses or similar flaws or harmful programs.

(f) Since January 1, 2024, there has not been any (i) Security Incidents resulting in a Material Adverse Effect, or (ii) claims asserted by, complaints from, notices from, Actions commenced or investigation conducted by any Person (including any Governmental Authority) in writing against the Company or any of its Subsidiaries with respect to collection, use, storage, processing or transfer of Personal Information or alleging any violation of Data Protection Laws.

4.18 Customers and Suppliers.

(a) Section 4.18(a) of the Company Disclosure Letter contains a true, complete and accurate list, by percentage of total sales by the Company and its Subsidiaries for each of the fiscal year ended on December 31, 2025 and the period beginning January 1, 2026 and ending March 31, 2026, of the 10 largest customers of the Company and its Subsidiaries measured by revenue received (each, a “Company Significant Customer”). Since January 1, 2025, except as set forth in Section 4.18(a) of the Company Disclosure Letter or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there has not been any termination, cancellation or material change in the business relationship, and there have been no disputes between the Company or any of its Subsidiaries or any of their respective Affiliates, on the one hand, and any Company Significant Customer, on the other hand, and neither the Company nor any of its Subsidiaries has received any written notice that any Company Significant Customer intends to adversely change its terms, cease or materially alter its business relationship with the Company or any of its Subsidiaries or reduce its rate or amount of purchases from the Company or any of its Subsidiaries.

(b) Section 4.18(b) of the Company Disclosure Letter contains a complete and accurate list, by percentage of total purchases by the Company and its Subsidiaries for each of the fiscal year ended December 31, 2025 and the period beginning January 1, 2026 and ending March 31, 2026, of the 10 largest suppliers to the Company and its Subsidiaries (each, a “Company Significant Supplier”) measured by aggregate expenditures. Since January 1, 2025, except as set forth in Section 4.18(b) of the Company Disclosure Letter or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there has not been any termination, cancellation or material change in the business relationship, and there has been no disputes between the Company or any of its Subsidiaries or any of their respective Affiliates, on the one hand, and any Company Significant Supplier, on the other hand, and neither the Company nor any of its Subsidiaries has received any written notice that any Company Significant Supplier intends to adversely change its terms, cease or materially alter its business relationship with the Company or any of its Subsidiaries or reduce its rate or amount of sales to the Company or any of its Subsidiaries.

4.19 Credit Agreement.

(a) As of the date hereof, the Company has delivered to Parent a true, correct and complete copy of the executed Credit Agreement Amendment.

(b) As of the date hereof, (i) the Credit Agreement has not been amended, supplemented, modified, withdrawn, rescinded or terminated, (ii) to the Knowledge of the Company, no such amendment, supplement, modification, withdrawal, recission or termination is contemplated by the Company, and (iii) the obligation of the Credit Agreement Lenders to provide the Credit Agreement Financing has not been withdrawn, terminated, waived, rescinded or otherwise amended or modified and, to the Knowledge of the Company, no such withdrawal, termination, rescission, or other amendment or modification is contemplated. Except as expressly set forth in the Credit Agreement, the Company has not entered into any side letters, understandings, or other Contracts, agreements or arrangements with the administrative agent under the Credit Agreement or the Credit Agreement Lenders related to the funding of the Credit Agreement Financing that imposes any new condition precedent to the funding of the Credit Agreement Financing or would impose additional conditions on the Company’s right to request such Credit Agreement Financing or cause the Credit Agreement Financing to be funded. For the avoidance of doubt, the Company makes no representation or warranty regarding the availability, sufficiency or funding of the Credit Agreement Financing or any other Debt Financing or the ability or willingness of any Credit Agreement Lender to fund any borrowing.

(c) As of the date hereof, the Company has fully paid any and all commitment fees or other fees due and payable pursuant to the Credit Agreement Amendment that are due and payable on or prior to the date hereof pursuant to the terms of the Credit Agreement.

(d) As of the date hereof, the Credit Agreement is in full force and effect and is the legal, valid, binding and enforceable obligation of the Company, the other Loan Parties (as defined in the Credit Agreement) party thereto and, to the Knowledge of the Company, each of the other parties party thereto, except, in each case, as such enforceability may be limited by the Enforceability Exceptions. As of the date hereof, to the Knowledge of the Company, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of the Company or the other Loan Parties (as defined in the Credit Agreement) party thereto or (ii) constitute a failure to satisfy a condition on the part of the Company or the other Loan Parties (as defined in the Credit Agreement) party thereto with respect to the Credit Agreement Financing that are required to be satisfied as of the date hereof.

4.20 Related Party Transactions. Other than any Related Party Agreement, none of the Disinterested Stockholders: (a) is a supplier or customer of the Company or any of its Subsidiaries or (b) has any cause of action or other claim against the Company or any of its Subsidiaries.

4.21 Proxy Statement; Information Supplied. The Proxy Statement (including any amendment or supplement thereto), at the time first sent or given to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Intermediate, Merger Sub or any Representatives thereof for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

4.22 No Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties set forth in Section 5.09 (Ownership of Equity of the Company), as a result of the approval by the Board referred to in Section 4.03(c), no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law (each, a “Takeover Law”) applies or will apply to the Company pursuant to this Agreement or the transactions contemplated by this Agreement.

4.23 Opinion of Financial Advisor. The Special Committee has received the opinion of William Blair & Company L.L.C., to the effect that, as of the date of such opinion and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by William Blair & Company L.L.C. set forth therein, the Merger Consideration to be received by the Disinterested Stockholders (other than the holders of Excluded Shares) in connection with the transaction contemplated by this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement and a true and complete copy of such written opinion will be provided to Parent by the Company solely for informational purposes promptly following the date hereof, and it is agreed and understood that such opinion is for the benefit of the Special Committee only and may not be relied upon by Parent, Intermediate, or Merger Sub or any director, officer or employee of Parent, Intermediate, or Merger Sub.

4.24 Brokers and Other Advisors. Except for William Blair & Company L.L.C., the fees and expenses of which are accurately set forth on Section 4.24 of the Company Disclosure Letter and will be paid by the Company at or prior to Closing, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, INTERMEDIATE AND MERGER SUB

Parent, Intermediate and Merger Sub jointly and severally represent and warrant to the Company that:

5.01 Organization; Standing. Parent is a limited liability company duly formed, validly existing under the Laws of the State of Delaware and is in good standing with the DE SOS. Intermediate is a limited liability company duly formed, validly existing under the Laws of the State of Delaware and is in good standing with the DE SOS. Merger Sub is a corporation duly incorporated, validly existing under the Laws of the State of Delaware and is in good standing with the DE SOS. Each of Parent, Intermediate and Merger Sub has all requisite limited liability company or corporate power and authority, as applicable, necessary to carry on its respective business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.02 Authority; Noncontravention.

(a) Each of Parent and Intermediate has all necessary limited liability company power and authority, and Merger Sub has all necessary corporate power and corporate authority, to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated by this Agreement. The sole member of Parent has approved and declared advisable this Agreement and the transactions contemplated by this Agreement. The sole member of Intermediate has approved and declared advisable this Agreement and the transactions contemplated by this Agreement. The Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of, Merger Sub and its sole stockholder, (ii) determined that it is advisable and in the best interests of Merger Sub and its sole stockholder to enter into this Agreement and consummate the transactions contemplated hereby, (iii) approved the execution and delivery of this Agreement by Merger Sub, the performance by Merger Sub of its covenants under this Agreement and the consummation of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement, (iv) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and (v) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption. The recommendation in the foregoing clause (iv) has not been withdrawn, rescinded or modified in any way as of the date hereof. No vote of equity securities of Parent or Intermediate is necessary to approve this Agreement or the consummation by Parent, Intermediate and Merger Sub of the

Merger and the other transactions contemplated by this Agreement. Intermediate, in its capacity as the sole stockholder of Merger Sub, has delivered the Merger Sub Stockholder Approval. Except as expressly set forth in this Section 5.02(a), no other limited liability company or corporate action (including any member or stockholder vote or other action) on the part of Parent, Intermediate or Merger Sub (or any of their Affiliates) is necessary to authorize the execution, delivery and performance by Parent, Intermediate and Merger Sub of this Agreement and the consummation by Parent, Intermediate and Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent, Intermediate and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent, Intermediate and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

(b) The execution and delivery of this Agreement by Parent, Intermediate and Merger Sub do not, and the consummation of the transactions contemplated by this Agreement, and compliance with the provisions of this Agreement will not, conflict with, or result in any material violation or material breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a material right of termination, cancellation, first offer, first refusal, modification or acceleration of any right or obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Intermediate or Merger Sub under, any provision of (i) the organizational documents of Parent or Intermediate or the certificate of incorporation or bylaws of Merger Sub or (ii) (A) any material Contract to which Parent, Intermediate or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) subject to the filings and other matters referred to in the immediately following sentence, any Law or Governmental Order, in each case, applicable to Parent, Intermediate or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, breaches, defaults, rights, losses, Liens, suspensions, limitations or impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.03 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement and Schedule 13E-3, (b) compliance with the rules and regulations of Nasdaq, (c) the filing and acceptance for record of the Certificate of Merger with the DE SOS pursuant to the DGCL, (d) filings required or advisable under, and compliance with other applicable requirements of the HSR Act or any other Antitrust Laws, and (e) compliance with any applicable state securities or blue sky laws, no consent, approval, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent, Intermediate and Merger Sub, the performance by Parent, Intermediate and Merger Sub of their obligations hereunder and the consummation by Parent, Intermediate and Merger Sub of the transactions contemplated by this Agreement, other than such other consents, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.04 Ownership and Operations of Intermediate and Merger Sub. Each of Intermediate and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, prior to the Effective Time, will not have engaged in any business activities, other than activities in connection with the transactions contemplated by this Agreement. All of the issued and outstanding limited liability company interests of Intermediate are, and at the Effective Time will be, solely owned by Parent, free and clear of all Liens. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, solely owned by Intermediate, free and clear of all Liens. There are no options, warrants, rights, convertible or exchangeable securities, equity-based performance units or Contracts to which Intermediate or Merger Sub is a party or by which Intermediate or Merger Sub is bound obligating Intermediate or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional limited liability company interests or shares of capital stock of, or any security convertible or exchangeable for any limited liability company interests or shares of capital stock of, Intermediate or Merger Sub, as applicable.

5.05 Financing.

(a) As of the date hereof, Parent has delivered to the Company a true, correct and complete copy of the executed Equity Commitment Letter.

(b) As of the date hereof, (i) the Equity Commitment Letter has not been amended, supplemented or modified, withdrawn, rescinded or terminated, (ii) no such amendment, supplement, modification, withdrawal, rescission or termination is contemplated by Parent or, to the Knowledge of Parent, by the other parties thereto, and (iii) the commitments contained in the Equity Commitment Letter have not been withdrawn, terminated, waived, rescinded or otherwise amended or modified and, to the Knowledge of Parent, no such withdrawal, termination, rescission, or other amendment or modification is contemplated. Except as expressly set forth in the Equity Commitment Letter and the Limited Guarantee, there are no side letters, understandings, or other Contracts, agreements or arrangements related to the funding or investing, as applicable, of the Equity Financing or the transactions contemplated by this Agreement that would reasonably be expected to impose any new condition precedent to the funding of the full amount of the Equity Financing or would impose other contingencies related to the funding of the full amount of the Equity Financing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing contemplated by the Equity Commitment Letter, other than the conditions precedent set forth in the Equity Commitment Letter.

(c) As of the date hereof, Parent has fully paid any and all commitment fees or other fees in connection with the Equity Commitment Letter that are due and payable on or prior to the date hereof pursuant to the terms of the Equity Commitment Letter.

(d) As of the date hereof, the Equity Commitment Letter is (i) in full force and effect and is the legal, valid, binding and enforceable obligation of Parent, Intermediate, Merger Sub and the Equity Commitment Party, except, in each case, as such enforceability may be limited by the Enforceability Exceptions, and (ii) fully and specifically enforceable against the parties thereto in accordance with its terms. Assuming satisfaction of the conditions to Parent’s, Intermediate’s and Merger Sub’s obligations to consummate the Merger, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Parent, Intermediate, Merger Sub, the Equity Commitment Party or, to the

Knowledge of Parent, any other party thereto under the Equity Commitment Letter or (ii) constitute a failure to satisfy a condition on the part of Parent, Intermediate, Merger Sub, the Equity Commitment Party or any other party thereto under the Equity Commitment Letter. As of the date of this Agreement, the Equity Commitment Party has not notified Parent, Intermediate or Merger Sub of its intention to terminate any commitment set forth in the Equity Commitment Letter or not to provide the Financing.

(e) Assuming satisfaction (or waiver) of the conditions set forth in Section 7.01 and Section 7.02, Parent has no reason to believe that any of conditions precedent set forth in the Equity Commitment Letter will not be satisfied on or prior to the Closing Date or that the full amount of the Equity Financing will not be made available to Parent on the Closing Date in the amount required to satisfy the Financing Uses. Parent acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement, is not and will not be subject to the receipt by Parent, Intermediate or Merger Sub of any financing or the consummation of any other transaction. Assuming (i) satisfaction of the conditions to Parent’s, Intermediate’s and Merger Sub’s obligation to consummate the Merger, (ii) the Equity Financing is funded in accordance with the Equity Commitment Letter, and (iii) Debt Financing is available in an amount no less than $250,000,000 or Parent otherwise has available funds, Parent, Intermediate and Merger Sub shall have on the Closing Date funds sufficient to enable Parent to (A) pay the aggregate Merger Consideration and all amounts payable pursuant to any provision of this Agreement (including other payments contemplated by ARTICLE III), (B) pay any and all fees and expenses required to be paid by the Company, any of the Company’s Subsidiaries, Parent, Intermediate or Merger Sub in cash at Closing in connection with the Merger and the Debt Financing, (C) repay any outstanding Indebtedness of the Company or its Subsidiaries required by this Agreement to be prepaid or repaid at the Closing, and (D) satisfy all of the other payment obligations of the Company, Subsidiaries of the Company, Parent, Intermediate and Merger Sub contemplated hereunder (the payments described in clauses (A) through (D), the “Financing Uses”).

(f) Without limiting Section 9.07 and the remedy provisions of Section 8.03, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent, Intermediate or Merger Sub hereunder.

5.06 Limited Guarantee; Support Agreement. On or prior to the date hereof, Parent has delivered to the Company (a) a true and complete copy of the Limited Guarantee, dated as of the date of this Agreement, which has been duly executed and validly delivered by the Guarantor, and (b) a true and complete copy of the Support Agreement, dated as of the date of this Agreement, which has been duly executed and validly delivered by the Sponsor. The Limited Guarantee and the Support Agreement constitute legal, valid and binding obligations of the Guarantor and the Sponsor, as applicable, enforceable against them in accordance with the applicable agreement’s terms, subject to the Enforceability Exceptions, and the Limited Guarantee guarantees the obligations as expressly set forth therein. No event has occurred or circumstance exists that, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Guarantor under the Limited Guarantee or on the part of the Sponsor under the Support Agreement.

5.07 Brokers and Other Advisors. Except for JPMorgan Chase Bank, N.A. (whose fees and expenses will be paid by Parent or Affiliates of Parent), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Intermediate, Merger Sub or any of their respective Subsidiaries.

5.08 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent, Intermediate or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent, Intermediate and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

5.09 Ownership of Equity of the Company. As of the date hereof, (a) the Sponsor beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) 36,357,588 shares of Company Common Stock, and (b) no shares of Company Common Stock other than those contemplated by the immediately preceding clause (a) are beneficially owned, directly or indirectly, by any Affiliated Stockholder. As of the date hereof, other than the Support Agreement and arrangements disclosed in writing to and approved in writing by the Special Committee, none of Parent, Intermediate, Merger Sub, any Affiliated Stockholder or any of their respective Affiliates has entered into any Contract with any director, officer or employee of the Company or any of its Subsidiaries relating to any rollover, reinvestment, equity, employment, consulting, compensation, retention or other similar arrangement that is conditioned upon or related to the Merger or the other transactions contemplated by this Agreement.

5.10 Litigation. There is no Action pending or, to the Knowledge of Parent, threatened against Parent, Intermediate, Merger Sub or any of their Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, nor is there any Governmental Order outstanding against Parent, Intermediate, Merger Sub or any of their Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.11 Solvency. None of Parent, Intermediate or Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Parent, Intermediate, Merger Sub or any of their respective Subsidiaries or Affiliates or of the Company or any of its Subsidiaries. Assuming (a) satisfaction or waiver of the conditions to Parent’s, Intermediate’s and Merger Sub’s obligation to consummate the Merger, and (b) (i) the accuracy of the representations and warranties set forth in ARTICLE IV and (ii) the performance by the Company and its Subsidiaries of the covenants and agreements contained in this Agreement, and after giving effect to the transactions contemplated hereby, any Financing obtained in connection with the transactions contemplated hereby and the satisfaction of all payment obligations represented by the Financing Uses, Parent has no reason to believe that Parent, the Surviving Corporation and their respective Subsidiaries, on a consolidated basis, will not be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

6.01 Conduct of Business.

(a) Except as set forth in Section 6.01 of the Company Disclosure Letter, expressly required or permitted by this Agreement, required by Law or consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (x) use commercially reasonable efforts to carry on its business in the ordinary course of business in all material respects, and (y) use commercially reasonable efforts to (1) preserve intact its current lines of business, material assets, properties (including Intellectual Property), Contracts and business organization, and (2) preserve its relationships with contractors, agents, customers, lenders, suppliers, licensors, licensees, distributors, wholesalers, lessors, Governmental Authorities and others having significant business dealings with the Company or any of its Subsidiaries (it being agreed that no action or omission by the Company or any of its Subsidiaries with respect to a matter specifically addressed by any provision of this Section 6.01(a) will be deemed a breach of this Section 6.01(a)). Without limiting the generality of the foregoing, except as set forth in Section 6.01 of the Company Disclosure Letter, expressly required or permitted by this Agreement, required by Law or consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock or set any record date therefor, other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent;

(ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

(iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants, phantom stock or other rights to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Equity-Based Awards in order to pay the exercise price thereof, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the Equity-Based Awards and (C) the acquisition by the Company of Equity-Based Awards or in connection with the forfeiture of such awards;

(iv) issue, grant, deliver or sell any shares of its capital stock or other voting securities or equity interests, any securities convertible or exchangeable into any such shares, voting securities or equity interests, any options, warrants, phantom stock or other rights to acquire any such shares, voting securities, equity interests or convertible or exchangeable securities, any stock-based performance units, any Voting Company Debt or any other rights that give any Person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, other than (A) upon the exercise or settlement of Equity-Based Awards, in each case, outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement or (B) as required to comply with any Benefit Plan as in effect on the date of this Agreement and made available to Parent prior to the date of this Agreement;

(v) amend the Company Charter or the Company Bylaws or any of the comparable organizational documents of any Subsidiary of the Company, in each case, whether by merger, consolidation or otherwise;

(vi) acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets, formation of a joint venture, partnership or similar arrangement, or otherwise, any other Person or any assets, real property, securities, properties, interests, rights, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than in the ordinary course of business (it being understood and agreed that the acquisition of all or substantially all of the assets of any Person or of a business or division of any Person is not in the ordinary course of business);

(vii) sell, acquire, lease, sublease, license, sublicense, grant rights in, transfer, abandon or otherwise dispose of any of, or create or incur any Lien (other than a Permitted Lien) on, any permit or Intellectual Property, its properties (including any Owned Company Intellectual Property), assets (including capital stock of any Subsidiary of the Company), interests or businesses;

(viii) (A) (1) incur or assume (x) any indebtedness for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (y) any obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments, or in respect of interest rate and currency obligation swaps, hedges or similar arrangements or (z) any obligations under capitalized leases as defined pursuant to GAAP, (2) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (3) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, or (4) guarantee (or otherwise become liable with respect to) any such indebtedness or any debt securities of another Person (collectively, “Indebtedness”), other than (I) intercompany Indebtedness, (II) Indebtedness incurred under the Credit Agreement in the form of Revolving Loans (as defined in the Credit Agreement) in an amount no greater than $100,000,000 in the aggregate (it being understood that, for the avoidance of doubt, any Indebtedness incurred and outstanding in the form of Revolving Loans as of the date hereof shall count towards such aggregate amount), or (III) Indebtedness incurred under the Credit Agreement in connection with funding any of the acquisitions set forth on

Section 6.01(a)(vi) of the Company Disclosure Letter and approved by the Board (which, for the avoidance of doubt, shall not count towards the $100,000,000 basket in the foregoing subclause (II)); or (B) form any Subsidiary or make any loans or capital contributions to, or investments in, any other Person, other than to any direct or indirect wholly owned Subsidiary of the Company;

(ix) except (A) as required by applicable Law, or (B) as required pursuant to the terms of any Benefit Plan or Collective Bargaining Agreement, (1) grant, increase or modify (other than in a de minimis respect without increased cost to the Company or any of its Subsidiaries) the compensation, severance, retention or other benefits to current or former directors, officers, individual service providers or employees, (2) (x) establish, adopt, enter into, terminate, amend or modify in any way any Collective Bargaining Agreement or material Benefit Plan or any benefit or compensation plan, policy, program, agreement or arrangement that would be a material Benefit Plan if in effect as of the date hereof (except for amendments to Benefit Plans made in the ordinary course of business that do not increase (other than in a de minimis respect) the expense of maintaining such plan), or (y) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries, (3) take any action to accelerate any rights, payments, vesting or benefits under any material Benefit Plan or any benefit or compensation plan, policy, program, agreement or arrangement that would be a material Benefit Plan if in effect as of the date hereof, (4) grant, modify or amend any cash-based bonuses and incentive compensation or any equity or equity-based awards, (5) hire, engage or terminate (other than for cause) any officer, employee, independent contractor or consultant, with respect to any such Person who has annual compensation in excess of $350,000 (other than in the ordinary course of business consistent with past practice), or (6) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former officer or director;

(x) implement any employee layoffs that require the issuance of notices under the WARN Act;

(xi) settle or compromise any claim or Action, in each case, made or pending against the Company or any of its Subsidiaries which settlement or compromise (A) results in payment obligations of the Company or any of its Subsidiaries in excess of $750,000, (B) involves any admission of guilt or wrongdoing by the Company or any of its Subsidiaries or any of their respective officers or directors or (C) imposes any non-de minimis restriction on the business or operations of the Company or any of its Subsidiaries (or Parent or any of its Subsidiaries after the Closing) or include any non-de minimis non-monetary or injunctive relief;

(xii) make any material change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (A) by GAAP or (B) by Law, including Regulation S-X under the Securities Act;

(xiii) adopt a plan of merger, consolidation, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than reorganizations solely among direct or indirect wholly owned Subsidiaries of the Company);

(xiv) make, change, revoke or rescind any material election relating to Taxes, make any amendment with respect to any material Tax Return, settle or compromise any material Tax liability, or any material Tax claim or assessment relating to the Company or any of its Subsidiaries, consent to an extension of the period of assessment or collection of a material amount of Taxes, request any rulings from or enter into any closing agreement with any Governmental Authority for a material amount of Taxes, surrender any right to claim a material Tax refund, change an annual accounting period for Tax purposes, adopt or change any accounting method for Tax purposes, enter into any Tax Sharing Agreements or similar agreements, including Tax indemnity agreements (other than commercial agreements or arrangement not primarily related to Taxes and entered into in the ordinary course of business);

(xv) make any capital expenditures, other than in accordance with the capital expenditure budget of the Company for the 2026 fiscal year that was approved by the Board prior to the date hereof and is in effect as of the date of this Agreement;

(xvi) (A) terminate, cancel, amend or modify in any material respect, or waive, release or assign any material rights or material claims under, any Company Material Contract, Real Property Lease, any Contract referred to in clause (y) below, or any Contract entered into on or after the date of this Agreement that would have been considered a Company Material Contract or Real Property Lease or a Contract referred to in clause (y) below if it had been entered into prior to the date of this Agreement (“New Specified Contracts”) (other than in the ordinary course of business), or (B) enter into (x) any New Specified Contract (other than in the ordinary course of business), (y) any Contract that provides for the purchase of real property or (z) any Contract that contains a change in control provision in favor of the other party or parties thereto that requires a material payment to or would give rise to any material rights (including termination rights) of such other party or parties in connection with the consummation of the Merger (including in combination with any other event or circumstance);

(xvii) adopt or implement any stockholder rights plan or similar arrangement;

(xviii) knowingly take any action which may cause this Agreement or the Merger contemplated hereby to not comply with the provisions set forth in Section 144 of the DGCL;

(xix) commence any new line of business; and

(xx) authorize any of, or commit or agree to take any of, the foregoing actions in the preceding clauses (i) through (xix).

(b) Nothing contained in this Agreement is intended to give Parent, Intermediate or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ businesses.

6.02 No Solicitation; Change in Recommendation.

(a) No Solicitation. Except as permitted by this Section 6.02, from the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Section 8.01, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Takeover Proposal, (ii) provide any non-public information concerning, or any access to the business, properties, assets, books, records or personnel of, the Company or any of its Subsidiaries to any Third Party (or any Representative thereof) who would reasonably be expected to make any Takeover Proposal, except for information and access provided to customers and suppliers of the Company or any of its Subsidiaries solely to the extent (x) done in the ordinary course of business consistent with past practice and (y) not related to any Takeover Proposal, (iii) engage, or otherwise participate in any discussions or negotiations with any Third Party with respect to any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal (other than informing Third Parties of the existence of the provisions contained in this Section 6.02 and engaging in discussions with any Person or group or their respective Representatives who has made a Takeover Proposal solely for the purpose of clarifying the terms of such Takeover Proposal or determining whether such Person intends to provide any documents (or additional documents) containing the terms and conditions of such Takeover Proposal), (iv) approve, support, adopt, endorse, recommend or declare advisable any Takeover Proposal or any Acquisition Agreement relating thereto, (v) enter into any Acquisition Agreement, or (vi) resolve or agree to do any of the foregoing. Except as permitted by this Section 6.02, from and after the date of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, (A) immediately following execution and delivery of this Agreement, cease and cause to be terminated all existing discussions or negotiations with any Third Party conducted prior to such time with respect to any Takeover Proposal, or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal and terminate access by any Third Party to any physical or electronic data room relating to any Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Takeover Proposal and (B) promptly, and in any event within 24 hours following such time, request the prompt return or destruction of any non-public information provided to any Third Party in connection with any Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Takeover Proposal, and all documents incorporating such information created by any such Third Party, in each case, to the extent that the Company is entitled to have such documents returned or destroyed. Any violation of the restrictions set forth in this Section 6.02 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.02 by the Company. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to grant waivers of, and not enforce, any standstill provision or similar provision that has the effect of prohibiting the counterparty thereto from making an unsolicited Takeover Proposal.

(b) Certain Definitions.

(i) “Takeover Proposal” means any inquiry, proposal or offer, including any amendment or modification to any existing offer or proposal, whether or not in writing from a Third Party (or any Representative thereof acting in their capacity as such), relating to any transaction or series of related transactions that, if consummated, would result in (A) any direct or indirect acquisition or purchase of a business or assets of the Company or its Subsidiaries (including pursuant to a partnership or joint venture) by a Third Party that constitutes 20% or more of the net revenues, net income or total assets (which includes, for the avoidance of doubt, the equity securities of any Subsidiaries of the Company) of the Company and its Subsidiaries on a consolidated basis, (B) the direct or indirect issuance to a Third Party or acquisition by such Third Party of the beneficial ownership of 20% or more of the equity interests in or total voting power of the Company or (C) a direct or indirect merger, consolidation, share exchange, reorganization, recapitalization, partnership, joint venture, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other transaction, which would, after giving effect to such a transaction, have the effect of any of the transactions contemplated by the immediately preceding clauses (A) and (B).

(ii) Wherever the term “group” is used in this Section 6.02, it is used as defined in Rule 13d-5 promulgated under the Exchange Act.

(iii) “Superior Proposal” means any bona fide, written Takeover Proposal (with references to 20% therein being deemed to be replaced with references to 50%) that did not result from an intentional and material breach by the Company of this Section 6.02, that the Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, (A) is reasonably likely to be consummated in accordance with its terms and (B) if consummated, would be more favorable, from a financial point of view, to the Disinterested Stockholders than the Merger, in each case, taking into account such financial, legal, financing, regulatory and other aspects of such Takeover Proposal (including the identity of the Third Party making the Takeover Proposal) and of this Agreement as the Board or the Special Committee considers in good faith to be appropriate (including any changes to the terms of this Agreement proposed by Parent in a written offer in response thereto pursuant to this Section 6.02).

(iv) “Intervening Event” means a change, event, occurrence or fact that is material to the Company and its Subsidiaries, taken as a whole, (other than any change, event, occurrence or fact to the extent resulting from an intentional and material breach of this Agreement by the Company), that was not known to, nor reasonably foreseeable by, the Board or the Special Committee as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material, the consequences of which were not known to, nor reasonably foreseeable by, the Board or the Special Committee as of the date of this Agreement); provided, however, that in no event shall the following constitute or give rise to an Intervening Event: (A) any Takeover Proposal, (B) the fact, in and of itself, that the Company exceeds internal or published projections (it being understood that the underlying cause of such outperformance may constitute or give rise to an Intervening Event unless otherwise excluded by this definition) or (C) any change, in and of itself, in the market price or trading volume of the Company Common Stock (it being understood that the underlying cause of such outperformance may constitute or give rise to an Intervening Event unless otherwise excluded by this definition).

(c) Permitted Discussions. Notwithstanding anything to the contrary contained in this Agreement, if at any time following the date of this Agreement and prior to obtaining the Company Requisite Stockholder Approvals, the Company receives an unsolicited bona fide, written Takeover Proposal from a Third Party made after such date that did not result from an intentional and material breach of this Section 6.02 and the Board, acting upon the recommendation of the Special Committee, or the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company (and its Representatives) may (i) enter into an Acceptable Confidentiality Agreement with the Third Party making such Takeover Proposal and, after entering into such Acceptable Confidentiality Agreement (a copy of which shall be furnished promptly to Parent), furnish information (including non-public information) or access thereto with respect to the Company and its Subsidiaries to such Third Party pursuant to such Acceptable Confidentiality Agreement; provided, however, that the Company shall promptly provide to Parent (and in any event no later than twenty-four (24) hours) any non-public information concerning the Company or its Subsidiaries to which such Third Party is provided access and which was not previously provided to Parent, or (ii) participate or engage in discussions or negotiations with such Third Party or group and its Representatives regarding such Takeover Proposal.

(d) Notice to Parent of Takeover Proposals. The Company shall promptly (and, in any event, within 24 hours) notify Parent in writing in the event that the Company or any of its Representatives receives any Takeover Proposal, and in connection with such notice, provide the identity of the Person or group making such Takeover Proposal and a written summary of the material terms and conditions thereof, including price, form of consideration, transaction structure, financing terms, and material conditions, and thereafter the Company shall keep Parent reasonably informed on a prompt basis (and, in any event, 24 hours) of any material changes to the status or terms of any such Takeover Proposal (including all material oral terms and conditions related to any Takeover Proposal as contemplated by this Section 6.02(d)). The Company agrees that it and its Subsidiaries will not enter into any confidentiality or similar agreement with any Person from and after the date of this Agreement that prohibits or otherwise restricts the Company from providing any information to Parent in accordance with this Section 6.02(d).

(e) Prohibited Activities. Except as set forth in this Section 6.02, neither the Board nor any committee thereof, including the Special Committee, shall (i) (A) withhold, withdraw or rescind (or modify or qualify in a manner adverse to Parent, Intermediate or Merger Sub), or publicly propose to withhold, withdraw or rescind (or modify or qualify in a manner adverse to Parent, Intermediate or Merger Sub), the Company Board Recommendation or the Special Committee Recommendation, or fail to include the Company Board Recommendation or the Special Committee Recommendation in the Proxy Statement, (B) approve, authorize, or recommend the adoption of, or publicly propose to approve, declare the advisability of or recommend the adoption of, any Takeover Proposal, (C) fail to recommend against the acceptance of any tender offer or exchange offer for the Company Common Stock within 10 Business Days after the commencement of such offer, (D) fail to publicly reaffirm the Company Board Recommendation or the Special Committee Recommendation, as applicable, within five Business

Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two (2) separate occasions plus one more time for each time a Takeover Proposal or material modification thereto shall have become publicly known) or (E) publicly propose or announce an intention to take, or resolve or agree to take, any of the foregoing actions (any action or inaction described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, term sheet, agreement and plan of merger, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement related to, or that contemplates or would reasonably be expected to lead to, any Takeover Proposal, or that requires, or is reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with the transactions contemplated by this Agreement (other than any Acceptable Confidentiality Agreement) (collectively, an “Acquisition Agreement”).

(f) Intervening Event. Notwithstanding anything to the contrary contained in this Agreement but subject to compliance with Section 6.02(h), at any time prior to obtaining the Company Requisite Stockholder Approvals, the Board, acting upon the recommendation of the Special Committee, or the Special Committee may make an Adverse Recommendation Change in response to an Intervening Event if the Board, acting on the recommendation of the Special Committee, or the Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(g) Superior Proposal. Notwithstanding anything to the contrary contained in this Agreement but subject to compliance with Section 6.02(h), at any time prior to obtaining the Company Requisite Stockholder Approvals, if in response to an unsolicited bona fide written Takeover Proposal made after the date of this Agreement that did not result from an intentional and material breach of this Section 6.02 and which has not been withdrawn, the Board, acting on the recommendation of the Special Committee, or the Special Committee determines in good faith, after consultation with its outside legal counsel and its financial advisor, that such Takeover Proposal constitutes a Superior Proposal and the failure to take any of the actions contemplated by the following clauses (i) and (ii) of this Section 6.02(g) with respect to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (i) the Board may make an Adverse Recommendation Change with respect to such Superior Proposal or (ii) the Company may terminate this Agreement pursuant to Section 8.01(d)(ii) in order to enter into a definitive Acquisition Agreement with respect to such Superior Proposal.

(h) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to make an Adverse Recommendation Change pursuant to Section 6.02(f) or Section 6.02(g) or terminate this Agreement pursuant to Section 8.01(d)(ii) unless (x) the Company shall have provided to Parent four Business Days’ prior written notice (the “Match Right Notice”), advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the reasons for such action and (1) with respect to a Superior Proposal, the material terms and conditions of any such Superior Proposal (and disclosing the identity of the Third Party making such Superior Proposal) and providing all information and materials in respect of such Superior Proposal (including unredacted copies of any written Takeover Proposals and any unredacted proposed agreements and other documents related thereto) or (2) with respect to an Intervening Event, the details of such Intervening Event), and (y):

(i) during such four Business Day period, if requested in writing by Parent in good faith, the Company and its Representatives shall have engaged in good faith negotiations with Parent regarding changes to the terms of this Agreement proposed by Parent or another proposal to the extent proposed by Parent so that an Adverse Recommendation Change would no longer be necessary or to cause such Takeover Proposal to no longer constitute a Superior Proposal, as applicable; and

(ii) the Special Committee shall have considered any adjustments to this Agreement (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the fourth Business Day of such four Business Day period and shall have determined in good faith, after consultation with its outside legal counsel and, with respect to a Superior Proposal, its financial advisor, that, after giving effect to such Proposed Changed Terms, the failure to make the Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(d)(ii), as applicable, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

In the event of any (x) material changes in the changes, effects, events, occurrences or facts relating to an Intervening Event and (y) changes to the financial terms, or material revisions to the other terms, of a Superior Proposal, the Company shall, in each case, deliver to Parent a new Match Right Notice consistent with that described in this Section 6.02(h), except that references to four Business Days in this Section 6.02(h) shall be deemed to be two Business Days (it being understood that the delivery of such new Match Right Notice shall not, in any event, shorten the duration of the initial four Business Day period in respect of the initial related Match Right notice).

(i) Communications with Stockholders. Nothing contained in this Agreement shall prohibit the Company, the Board or the Special Committee, directly or indirectly through their respective Representatives, from (i) taking and disclosing to the stockholders of the Company any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if, in the good faith determination of the Board or any duly authorized committee thereof, including the Special Committee, in each case, after consultation with its outside legal counsel, failure to so disclose would constitute a breach of the Board’s fiduciary duties under applicable Law or (iii) making any “stop-look-and-listen” communication to the holders of the Company Common Stock pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the holders of the Company Common Stock) in which the Company indicates that it has not changed the Company Board Recommendation or the Special Committee Recommendation; provided, however, that nothing in this Section 6.02(i) shall be deemed to permit the Board or any duly authorized committee thereof, including the Special Committee, to make an Adverse Recommendation Change except to the extent permitted by Section 6.02(f) or Section 6.02(g).

6.03 Reasonable Best Efforts; Approvals; Transaction Litigation.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) obtain all necessary consents, approvals, orders, waivers and authorizations of, and actions or nonactions by, any Governmental Authority or any Third Party, and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities as promptly as practicable and in any event within ten (10) Business Days of the date hereof, and take all steps as may be necessary to avoid a suit, action, proceeding or investigation by any Governmental Authority in connection with the transactions contemplated by this Agreement and (ii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. In furtherance of the foregoing, Parent shall pay all filing fees and other charges for the filings required by this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates shall not be required to effect or undertake (or be required to agree or consent to), and the Company and its Subsidiaries shall not be required to effect or undertake (or be required to agree or consent to) (and the Company and its Subsidiaries should not enter into or undertake without Parent’s prior written consent, except as contemplated by Section 6.02 or permitted under Section 6.01) any sale, license, divestiture or disposition or holding separate of, or any other structural, behavioral or conduct remedy with respect to, or any other action that alters or restricts in any way the conduct or operation of (in each case, whether before or after the Effective Time) any assets, businesses, divisions, operations, products or product lines, commercial practices, Intellectual Property rights, relationships, contractual rights, obligations or arrangements of Parent or the Company (or any of their respective Subsidiaries or Affiliates).

(c) Subject to applicable Laws, redaction where necessary, and the instructions of any Governmental Authority, the Company and Parent each shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating thereto and (ii) keep the other promptly apprised of any non-ministerial communications, and promptly provide copies thereof in the case of any such written communications with any Third Party or any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall participate in any non-ministerial meeting, telephone call or discussion with any Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), Action or other inquiry relating to the Merger or the transactions contemplated by this Agreement unless it consults with the other party hereto in advance and, to the extent permitted by such Governmental Authority, gives the other party hereto a reasonable opportunity to attend and participate at such meeting, telephone call or discussion. Subject to reasonable limitations limiting access to outside counsel, the Company and Parent each shall, upon request by the other, consult with the other regarding all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Third Party or any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, in no event shall Parent, the Company or any of their respective Subsidiaries be obligated to litigate or participate in the litigation of any Transaction Litigation brought by a Governmental Authority challenging or seeking to restrain, make illegal, prohibit or place conditions on the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that Parent shall have the right, in its discretion and at its sole cost and expense and after prior consultation with the Company and the Special Committee, to litigate or participate in the litigation of any such Transaction Litigation, and, if Parent elects to litigate any such action, the Company shall use its commercially reasonable efforts to cooperate with Parent in connection therewith; provided, further, that nothing in this Section 6.03(d) shall require the Company, any of its Subsidiaries, the Board, the Special Committee or any of their respective Representatives to agree to any settlement, remedy, admission of liability, restriction, amendment, waiver, extension or other action that would impose any liability or obligation on, or otherwise be adverse to, the Company, any of its Subsidiaries, the Board, the Special Committee, any Indemnified Party or the Company’s stockholders prior to the Effective Time without the prior approval of the Special Committee. The parties hereto shall promptly advise each other party orally and in writing of any developments (other than immaterial developments) regarding any Transaction Litigation and shall use commercially reasonable efforts to cooperate with each other in connection with the defense, negotiation or settlement of any Transaction Litigation; provided that, with respect to any Transaction Litigation brought against the Company, any of its Subsidiaries, the Board, the Special Committee or any of their respective Representatives, the Company, acting at the direction of the Special Committee, shall control the defense, negotiation and settlement of such Transaction Litigation, subject to Parent’s right to participate at its own cost and expense and to provide comments that the Company shall consider in good faith. The Company shall not compromise, settle or agree to a settlement arrangement regarding any Transaction Litigation without the prior approval of the Special Committee and the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed. “Transaction Litigation” means any Action commenced or threatened against any party hereto or any of its Affiliates by any Governmental Authority or any private party, arising out of or relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement (other than any Stockholder Litigation).

(e) Parent, the Company or any of their respective Subsidiaries shall not enter into any transaction to effect any transaction that would reasonably be expected to materially increase the time required, or reduce the respective abilities of the parties hereto, to (i) obtain any approval or materially delay the expiration of any waiting period under any antitrust, competition and similar legislation or regulations, including the HSR Act, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or effect the dissolution of, any injunction, temporary restraining order or other order that would have the effect of delaying in any material respect or preventing the consummation of the transactions contemplated hereby or (iii) obtain all consents, Governmental Orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated hereby.

6.04 Public Announcements. Unless and until an Adverse Recommendation Change has been effected in accordance with Section 6.02(h), Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of Nasdaq (subject to giving advance notice to the other party hereto to the extent reasonably practicable) and except for any matters referred to in, and made in compliance with, Section 6.02. Parent, Intermediate, Merger Sub and the Company agree that the initial press release to be issued by each party hereto with respect to the Merger and the other transactions contemplated by this Agreement shall be in the forms mutually agreed to by the Company and Parent. Prior to making any written or oral communications to the employees or independent contractors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication and a reasonable opportunity to review and comment on the communication; provided that this sentence shall not apply to any communication that is consistent with prior communications agreed to by Parent or with the terms of this Agreement. Notwithstanding the foregoing, this Section 6.04 shall not apply to any press release or other public statement made by the Company or Parent that is consistent with previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually, if approved by the other party hereto) and does not contain any information relating to the Company, Parent or the transactions contemplated by this Agreement that has not been previously announced or made public in accordance with the terms of this Section 6.04.

6.05 Access to Information; Notice of Certain Events; Confidentiality.

(a) The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, afford to Parent and its Representatives, reasonable access upon reasonable prior notice and during normal business hours during the period prior to the earlier of the Effective Time and the termination of this Agreement to its and its Subsidiaries’ properties, books and records (including Tax Returns) and to those employees and Representatives of the Company to whom Parent reasonably requests access, and, during such period, the Company shall furnish to Parent, as promptly as reasonably practicable, all financial, operating and other data and information concerning its and its Subsidiaries’ business, properties and personnel as Parent through its Representatives may reasonably request, in each case for purposes reasonably related to the consummation of the transactions contemplated by this Agreement; provided, that (x) none of Parent, any of its Representatives or any of Parent’s Affiliates shall contact any customer or supplier of the Company or any of its Subsidiaries regarding the transactions contemplated by this Agreement without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), and (y) neither Parent nor any of its Representatives or their Affiliates shall conduct any such access or investigation in a manner that unreasonably interferes with the business or operations of the Company or any of its Subsidiaries. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure (i) would jeopardize the attorney-client privilege, attorney work product protection or any other legal privilege of the Company or any of its Subsidiaries (ii) would conflict with or violate any Law in any material respect or breach any confidentiality obligation owed to, or the terms of any Contract with, a Third Party, or (iii) relates to the evaluation, negotiation or deliberations of the Company, the Board or the Special Committee with respect to this Agreement or the transactions contemplated hereby, any Takeover Proposal or any matters addressed in Section 6.02 except as set forth therein (provided, however, that with respect to clauses (i) and (ii), the Company shall use commercially reasonable efforts to allow for such access or disclosure, or as much of it as possible, in a manner that does not result in such jeopardy, conflict, violation or breach, including by entering into a joint defense agreement in customary form, redacting information, or making other appropriate substitute disclosure arrangements). No investigation or access permitted, or knowledge obtained, pursuant to this Section 6.05 shall affect or be deemed to modify any representation, warranty, covenant or agreement made by the Company hereunder or otherwise prejudice in any way the rights and remedies of Parent, Intermediate or Merger Sub hereunder.

(b) Each of the Company and Parent shall promptly notify the other of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iii) any change, effect, event, circumstance, occurrence or fact, or any breach of any representation, warranty covenant or agreement contained in this Agreement, that (A) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) causes or is reasonably likely to cause the failure of any of the conditions set forth in ARTICLE VII to be satisfied. In no event shall the delivery of any notice by a party hereto pursuant to this Section 6.05(b) limit or otherwise affect the respective rights, remedies, obligations, representations, warranties, covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement; provided that the failure to deliver any notice required by this Section 6.05(b) shall not, in and of itself, constitute a failure of any condition set forth in ARTICLE VII or give rise to any right of termination hereunder, except to the extent that the underlying matter required to be notified would independently result in such failure or give rise to such right.

(c) All information provided by the Company shall be held in confidence in accordance with the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms until the Closing, notwithstanding any prior expiration or termination thereof pursuant to its terms.

6.06 Indemnification, Exculpation and Insurance.

(a) Prior to the Effective Time, the Company shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such person covered as of the date of this Agreement by the Company’s directors’ and officers’ liability insurance policy and each person who becomes covered by the Company’s directors’ and officers’ liability insurance policy prior to the Effective Time on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six year period following the Effective Time and at an aggregate price not to exceed 300% of the aggregate amount per annum the Company paid for such policy in its last full fiscal year prior to the date of this Agreement (the “Current Premium”). If the Company or Parent obtains prepaid “tail” or “runoff” policies prior to the Effective Time in accordance with this Section 6.06(a), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, continue to perform and satisfy the obligations thereunder, and not cancel, amend or modify such policies in any manner adverse to any beneficiary thereof. If the Company fails to (or elects not to) purchase such “tail” or “runoff” policy prior to the Effective Time, then either (i) Parent may purchase such “tail” or “runoff” policy on behalf of the Company or the Surviving

Corporation or (ii) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain a directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to coverage, deductibles, retentions and amount no less favorable than those of such policy in effect as of the date of this Agreement for a period of six years after the Effective Time; provided, however, that in satisfying its obligation under this Section 6.06(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in an aggregate amount in excess of 300% of the Current Premium and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance that, in Parent or the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual aggregate premium equal to 300% of the Current Premium.

(b) For a period of six years from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to, (i) perform and satisfy the obligations of the Company and its Subsidiaries, to the fullest extent permitted and enforceable under applicable Law, under (A) each indemnification agreement in effect between the Company or any of its Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnified Party”) made available to Parent prior to the date hereof, and (B) any indemnification, exculpation and advancement of expenses provisions set forth in the Company Charter, Company Bylaws and any organizational or governing documents of the Company’s Subsidiaries, in each case as applicable and as in effect as of the date of this Agreement; and (ii) the fullest extent permitted under applicable Law, indemnify, defend and hold harmless each Indemnified Party against all costs, expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the Effective Time (including in connection with such person serving as a director or officer of the Company or any of its Subsidiaries) or arising out of or pertaining to the transactions contemplated by this Agreement. From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Company Charter, Company Bylaws and the organizational and governing documents of the Company’s Subsidiaries shall contain, and Parent shall cause such Company Charter, Company Bylaws and organizational and governing documents to so contain, provisions no less favorable with respect to indemnification, advancement of expenses, exculpation and limitations on liability of each Indemnified Party than are set forth in the Company Charter, the Company Bylaws and any organizational and governing documents of the Company’s Subsidiaries as in effect as of the date of this Agreement.

(c) If Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made by Parent so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations set forth in this Section 6.06.

(d) The provisions of this Section 6.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the certificate of incorporation or bylaws of the Company, by Contract or otherwise.

6.07 Stockholder Litigation. The Company shall promptly notify Parent of, and shall give Parent the opportunity to participate in the defense, settlement and/or prosecution of, any Action (including derivative claims) brought by any stockholder of the Company against the Company, members of the Board and/or any Representatives of the Company, the Board or the Special Committee relating to this Agreement or any of the transactions contemplated by this Agreement (collectively, “Stockholder Litigation”); provided, however, that (a) the Company shall keep Parent reasonably informed on a reasonably current basis of the status of any Stockholder Litigation, and (b) the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Stockholder Litigation or consent to the same, without the prior approval of the Special Committee and the prior written consent of Parent, in each case not to be unreasonably withheld, conditioned or delayed (unless such settlement or compromise involves only (i) the payment of money damages and attorneys’ fees in an amount not in excess of the dollar amount of the coverage limits for such settlements under the current policies of directors’ and officers’ liability insurance maintained by the Company or (ii) providing additional disclosure in the Proxy Statement). For purposes of this Section 6.07, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to such Stockholder Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined), and Parent may offer comments or suggestions with respect to such Stockholder Litigation but will not be afforded any decision-making power or other authority over such Stockholder Litigation except for the settlement or compromise consent set forth above.

6.08 Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary and advisable on its part under applicable Laws and rules and policies of Nasdaq to cause the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

6.09 Preparation of the Proxy Statement and the Schedule 13E-3; Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement (but in no event later than 30 Business Days following the date hereof) and subject to applicable Law, (i) the Company shall prepare the Proxy Statement in preliminary form and after consultation with, and incorporation of any reasonable comments made by, Parent, file it with the SEC and (ii) the Company, Parent, Intermediate and Merger Sub shall jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (such transaction statement, including any amendment or supplement thereto made in accordance with the terms hereof, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement. Subject to Section 6.02, the Board shall make the Company Board Recommendation to the stockholders of the Company and shall include such recommendation and the Special Committee Recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent, Intermediate, Merger Sub and their respective Affiliates as may be reasonably requested by the Company and customary in connection with the Proxy Statement and the Schedule 13E-3 and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the Schedule 13E-3 and the resolution of any comments thereto received from the SEC. The Company shall cause the Proxy Statement, and the Company, Parent, Intermediate and Merger Sub shall cause the Schedule 13E-3, at the time of the mailing of the Proxy Statement and at the time of the Company Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and to comply as to form in all material respects with the Exchange Act and any applicable requirements under applicable Law, except that (A) no representation, warranty, covenant or agreement is made by the Company with respect to statements made or incorporated therein relating to Parent or its Affiliates, including Intermediate and Merger Sub, or based on information supplied by or on behalf of Parent, Intermediate, Merger Sub or any Representatives thereof for inclusion or incorporation by reference in the Proxy Statement or in the Schedule 13E-3 and that (B) no representation, warranty, covenant or agreement is made by Parent, Intermediate or Merger Sub with respect to statements made or incorporated therein relating to the Company or its Affiliates, or based on information supplied by or on behalf of the Company or any Representatives thereof for inclusion or incorporation by reference in the Proxy Statement or in the Schedule 13E-3. Each of the Company, Parent, Intermediate and Merger Sub shall correct any information provided by it for use in the Proxy Statement or the Schedule 13E-3 as promptly as reasonably practicable if and to the extent such information contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Company, on the one hand, and Parent, on the other hand, (i) shall advise the other in writing promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and (ii) shall supply the other with copies of all written correspondence between the Company or Parent, as applicable, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3, as the case may be (including all comments from the SEC with respect thereto). The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement, and each of the Company, Parent, Intermediate and Merger Sub shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Schedule 13E-3, and, in each case, to resolve such comments with the SEC. The Company shall use reasonable best efforts to cause the definitive Proxy Statement to be filed with the SEC and to cause the definitive Proxy Statement and the Schedule 13E-3 to be disseminated to its stockholders as promptly as reasonably practicable after the earliest of (i) the resolution of any such comments, (ii) receiving notification that the SEC is not reviewing the preliminary Proxy Statement or (iii) the first Business Day that is 10 days after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement. Prior to the filing of the Proxy Statement or the Schedule 13E-3 (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, (i) in the case of the Proxy Statement, the Company shall provide

Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall incorporate to the extent reasonable (it being understood that Parent shall have no obligation to conduct such review or propose such comments) and (ii) in the case of the Schedule 13E-3, each of Parent, the Company, Intermediate and Merger Sub shall provide the other party hereto with a reasonable opportunity to review and to propose comments on such document or response and shall consider the other party’s comments in good faith. The Company shall not file, disseminate or send the Proxy Statement or the Schedule 13E-3 (or any amendment or supplement thereto), or respond to any comments from the SEC with respect thereto, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, Parent’s consent shall not be required with respect to any disclosure, filing, dissemination, response or supplement that the Special Committee determines in good faith, after consultation with its outside legal counsel, is required by applicable Law or fiduciary duties or relates to the Special Committee’s process, deliberations or recommendation, any actual or potential conflict of interest involving Parent, Intermediate, Merger Sub, any Affiliated Stockholder or any of their respective Affiliates or Representatives, any Takeover Proposal, any Intervening Event or any Adverse Recommendation Change; provided that the Company shall provide Parent a reasonable opportunity to review and comment and the Company shall consider such comments in good faith.

(c) Notwithstanding any Adverse Recommendation Change, the Company shall take all necessary actions in accordance with applicable Law, the Company Charter Documents and the rules of Nasdaq to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Requisite Stockholder Approvals, as soon as reasonably practicable following the dissemination of the Proxy Statement after the SEC confirms that it has no further comments on the Proxy Statement, but in no event later than 35 days after the dissemination of the Proxy Statement to the stockholders of the Company, and shall not postpone or adjourn such meeting, except to the extent advised by counsel to be necessary to comply with Law or pursuant to the following sentence. Except where the Board or the Special Committee has made an Adverse Recommendation Change in compliance with Section 6.02 and such Adverse Recommendation Change has not been withdrawn or rescinded, the Company shall use reasonable best efforts to obtain the Company Requisite Stockholder Approvals. The Company shall keep Parent reasonably informed with respect to proxy solicitation results as reasonably requested by Parent. Unless this Agreement is terminated in accordance with its terms, the Company shall not submit to the vote of the stockholders of the Company any Takeover Proposal. Notwithstanding anything to the contrary in this Agreement, (i) the Company (acting on the recommendation of the Special Committee) may (and if requested by Parent on no more than two occasions, shall) adjourn, recess, or postpone the Company Stockholders’ Meeting for a reasonable period to solicit additional proxies, if the Company or Parent, as applicable, reasonably believes there will be insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary either to conduct the business of the Company Stockholders’ Meeting or to obtain either of the Company Requisite Stockholder Approvals (it being understood that the Company may not postpone or adjourn the Company Stockholders’ Meeting more than two months in the aggregate pursuant to this clause (i) without Parent’s prior written consent) and (ii) the Company (acting on the recommendation of the Special Committee) may adjourn, recess, or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders’ Meeting; provided, however, that, in the case of each of the foregoing clauses (i) and (ii), unless agreed in writing by the Company and Parent, any single such adjournment, recess or postponement shall be for a period of no more than 10 Business Days.

6.10 Financing.

(a) Prior to the Closing Date, the Company shall use commercially reasonable efforts to provide, and to cause its Subsidiaries and their respective Representatives to use commercially reasonable efforts to provide, to Parent, Intermediate, Merger Sub and any Debt Financing Sources customary and reasonable cooperation as reasonably requested by Parent and any Debt Financing Sources, in connection with Parent, Intermediate and Merger Sub obtaining debt financing for the purposes of consummating the transactions contemplated hereby, including using commercially reasonable efforts to maintain in effect the Credit Agreement Financing or to commence and consummate an offering of debt securities pursuant to Rule 144A or other exemption under the Securities Act (collectively, the “Debt Financing”) including using commercially reasonable efforts to:

(i) furnish to Parent and the Debt Financing Sources as promptly as reasonably practicable the Required Information regarding the Company and its Subsidiaries as may be reasonably requested by Parent in writing; provided, that Parent may provide such Required Information to the Debt Financing Sources subject to customary confidentiality arrangements and subject to the limitations set forth in this Section 6.10;

(ii) reasonably cooperate with the due diligence of any Debt Financing Source to the extent customary in connection with the Debt Financing;

(iii) assist in preparation for and participate in marketing efforts for the Debt Financing, and assist Parent in obtaining ratings in connection with the Debt Financing; provided, that the Company shall only be required to participate in a reasonable number of in-person or virtual meetings or calls at reasonable times and with appropriate senior officers or other Representatives of the Company;

(iv) to the extent reasonably required for use in connection with the Debt Financing, assist Parent, Intermediate, Merger Sub and the Debt Financing Sources with the preparation of (A) materials for rating agency presentations and (B) private placement memoranda, Rule 144A offering memoranda, bank information memoranda, lender presentations, investor presentations, rating agency presentations and similar documents reasonably required for use in connection with the Debt Financing, in each case, with respect to any Required Information included therein and, for the avoidance of doubt, not with respect to any Excluded Information;

(v) assist in the preparation of definitive financing agreements, guarantees, pledges and security documents, indentures, supplemental indentures and other customary agreements and certificates, including schedules, annexes and exhibits thereto, and execute and deliver such agreements and certificates on the Closing Date, including customary certificates of the Chief Financial Officer (or other executive officer) of the Company with respect to solvency matters and facilitate the pledging of collateral and the granting of security interests in the assets of the Company and its Subsidiaries in connection with the Debt Financing (including the delivery of all stock certificates and related powers or other possessory collateral intended to constitute collateral) (it being understood that such documents will not take effect prior to the Effective Time); provided, that, subject to Section 6.10(c), the Company shall not be required to execute or deliver any financing agreement, certificate or other document (except as provided in clause (viii) below), or facilitate the grant or perfection of any collateral, except to the extent such action is conditioned upon the occurrence of the Closing;

(vi) provide customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors furnished by the Company for inclusion in marketing materials for the Debt Financing, subject to customary confidentiality provisions and subject to the Company’s prior review and approval of the applicable materials, subject to customary confidentiality provisions, and containing a customary representation to the Debt Financing Sources, including that the public side versions of such marketing materials, bank information memoranda or similar documents approved by the Company for distribution to public-side lenders or investors do not include material non-public information about the Company or its Subsidiaries or their securities;

(vii) provide Debt Financing Sources at least three (3) Business Days prior to the Closing with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent or the Debt Financing Sources in writing at least ten (10) Business Days prior to Closing in connection with the Debt Financing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and a beneficial ownership certificate for any entity that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230); and

(viii) (A) request that the Company’s auditor (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included or incorporated by reference in an offering memorandum for an offering of high-yield debt securities issued pursuant to Rule 144A), at Parent’s sole cost and expense, to (1) furnish to Parent and the Debt Financing Sources, consistent with customary practice, customary comfort letters (including “negative assurance” comfort and change period comfort) and consents, together with drafts of such comfort letters that such auditor of the Company is prepared to deliver upon “pricing” and “closing” of any high-yield bonds being issued as part of the Debt Financing, and deliver such comfort letters upon the “pricing” and “closing” of any such high-yield bonds, with respect to financial information relating to the Company as reasonably requested in writing by Parent or the Debt Financing Sources, as necessary or customary for financings similar to the Debt Financing and provide the Company’s auditors with such information, certifications and other documents as may be reasonably requested by the Company’s auditors to allow them to deliver such comfort letters and (2) attend a reasonable number of virtual accounting due diligence session and drafting sessions and (B) deliver to any Debt Financing Sources and their counsel upon “pricing” and “closing” of any high-yield bonds being issued as part of the Debt Financing a customary certificate of the Chief Financial Officer comforting or backing-up any financial data or other information included or incorporated by reference in any offering memoranda or other offering document that is not comforted by the Company’s independent auditors, which certificate shall be made by the Chief Financial Officer in his or her official capacity and not in his or her individual capacity and such Chief Financial Officer shall not be personally liability for any certifications made in such certificate.

(b) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, however, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or the Company’s Subsidiaries and such use is subject to the Company’s reasonable review and comment in advance thereof.

(c) Notwithstanding anything to the contrary contained herein, nothing in Section 6.10(a) shall require any such cooperation or assistance to the extent that it would require the Company or any of its Subsidiaries to:

(i) pledge any assets as collateral prior to the Effective Time (provided that this clause (i) shall in no way affect pledges of assets with respect to the Credit Agreement in effect immediately prior to the date hereof);

(ii) other than with respect to fees, indemnities, expenses, amortization payments or other obligations paid pursuant to the terms of the Credit Agreement (including those paid with respect to the Credit Agreement Amendment or the Credit Agreement Financing), pay any fee, bear any cost or expense, incur any other liability or give any indemnities to any Third Party or otherwise commit to take any similar action in connection with the Debt Financing prior to the Closing (provided that this clause (ii) shall in no way affect payments required pursuant to Section 6.10(e) or the indemnity and expense reimbursement provisions of the Credit Agreement);

(iii) take any actions in connection with the consummation of the Debt Financing to the extent such actions would, (A) result in any director, manager, officer, employee or Representative of the Company incurring personal liability, (B) conflict with, or result in any violation or breach of, or default (with or without notice, or lapse of time or both) under, the organizational or governing documents of the Company or any of its Subsidiaries, any applicable Law or Governmental Order (in the case of any organizational document, not entered in contemplation of this limitation) or (C) unreasonably interfere with the business or operations of the Company or any of its Subsidiaries;

(iv) waive or amend any terms of this Agreement;

(v) other than with respect to the execution and delivery of borrowing requests, certificates (including solvency certificates to the extent expressly required by Section 4.03 of the Credit Agreement) and other notices or documents required by the Credit Agreement to be delivered as conditions precedent with respect to the funding by the Credit Agreement Lenders of the Credit Agreement Financing as contemplated by the Credit Agreement Amendment, the execution and delivery of any customary certificate of the Chief Financial

Officer (or other comparable officer) of the Company referenced in Section 6.10(a)(viii) in connection with the “pricing” and “closing” of any high-yield bonds contemplated by the Debt Financing, the authorization letters referenced in Section 6.10(a)(v) and any letter or certificate required to be delivered by the Company in connection with the matters contemplated by Section 6.10(a)(viii), cause any director, manager or equivalent, or any officer or employee of the Company or any of its Subsidiaries to (A) pass resolutions to approve the Debt Financing or authorize the creation of any agreements, documents or actions in connection therewith or (B) execute or deliver any certificate in connection with the Debt Financing, in each case, that are not contingent on the Closing or would be effective prior to the Closing; provided, that no director, officer, employee or Representative of the Company or any of its Subsidiaries shall be required to deliver any solvency certificate (other than to the extent expressly required by Section 4.03 of the Credit Agreement), CFO comfort certificate or other certificate with respect to solvency, pro forma financial information, projections, post-Closing capitalization, financing sufficiency or the availability or funding of the Debt Financing, other than customary factual certificates expressly required by the Credit Agreement and effective no earlier than the Effective Time;

(vi) require the Company or any of its Subsidiaries to provide any information, document or material relating to the evaluation, negotiation or deliberations of the Special Committee, the Board or any committee thereof with respect to this Agreement, the Merger or any alternative transaction, or any information, document or material that the Company reasonably determines would jeopardize attorney-client privilege, attorney work product protection or any other legal privilege, violate applicable Law or breach any confidentiality obligation to a Third Party; or

(vii) require the Company or any of its Subsidiaries to make any borrowing under, or enter into any amendment, consent or waiver with respect to, the Credit Agreement primarily for the purpose of financing the transactions contemplated by this Agreement, in each case to the extent they are not contingent on the Closing or would be effective prior to the Closing.

(d) The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information is Compliant. The Company agrees to use commercially reasonable efforts to file with the SEC in a timely manner all reports on Form 10-K, Form 10-Q, Form 8-K and all other reports that are required to be filed with the SEC pursuant to the Exchange Act and the rules and regulations thereunder prior to the Closing Date in accordance with the periods required by the Exchange Act. If, in connection with a marketing effort in connection with the Debt Financing, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and its Subsidiaries that is customarily disclosed in Debt Financing of such type, which Parent reasonably determines is necessary (after consultation with the Company and if the Company does not unreasonably object) to include in any materials or documents with respect to the Debt Financing, then, upon Parent providing the Company a reasonable opportunity to review and comment on such filing and Parent’s consideration of the Company’s comments on such filing in good faith, the Company shall file a Current Report on Form 8-K containing such material non-public information.

(e) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries and their respective Representatives in connection with (i) the negotiation and execution of the Credit Agreement Amendment, (ii) the Credit Agreement Amendment and the funding of the Credit Agreement Financing and (iii) any cooperation requested by Parent pursuant to this Section 6.10, in each case, promptly after receipt of a written request therefor from the Company (and this sentence shall survive termination of this Agreement). Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including the negotiation and execution of the Credit Agreement Amendment and any fees required to be paid in connection with the funding of the Credit Agreement Financing), the performance of their respective obligations under this Section 6.10 and any information used in connection therewith, except to the extent such liabilities arise from the fraud, bad faith or willful misconduct of the Company, any of its Subsidiaries or any of its or their respective Representatives as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(f) Subject to Section 8.03 and the limitations on specific enforcement set forth in Section 9.07, Parent acknowledges and agrees that (i) the obligations of Parent and Intermediate to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Parent’s or Intermediate’s consummation of any financing arrangement, Parent, Intermediate or any of their Affiliates obtaining any financing (including the Financing) or the availability, grant, provision or extension of any financing to Parent, Intermediate or any of their Affiliates (including the Financing) and (ii) the availability, sufficiency or funding of the Credit Agreement Financing or any other Debt Financing shall not be a condition to the obligations of Parent, Intermediate or Merger Sub to consummate the transactions contemplated by this Agreement. For the avoidance of doubt, (x) no failure of the Credit Agreement Financing or any other Debt Financing to be available, sufficient or funded shall constitute a breach by the Company of this Agreement or relieve Parent, Intermediate or Merger Sub of any obligation to pay the Reverse Termination Fee pursuant to Sections 8.03(c) or 8.03(d), except to the extent Parent’s failure to consummate the transactions contemplated by this Agreement is excused as a result of the failure of a condition set forth in Section 7.01 or Section 7.02, in each case based on facts or circumstances that independently constitute such condition failure and not based on the availability, sufficiency or funding of the Financing; and (y) no breach or inaccuracy of Section 4.19 shall relieve Parent, Intermediate or Merger Sub of their respective obligations to consummate the transactions contemplated by this Agreement, except to the extent the underlying facts or circumstances giving rise to such breach or inaccuracy independently constitute a failure of a condition set forth in Section 7.02, without regard to whether the Credit Agreement Financing or any other Debt Financing is available, sufficient or funded.

(g) Parent, Intermediate and Merger Sub shall keep the Company and the Special Committee reasonably informed, on a reasonably current basis, of the status of Parent’s efforts to obtain and consummate the Financing and any material developments with respect thereto, including any actual or threatened breach, default, termination, repudiation or withdrawal by any party to the Equity Commitment Letter or any definitive agreement with respect to the Debt Financing.

(h) Each of Parent, Intermediate and Merger Sub shall, and shall cause its Affiliates to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain and consummate the Equity Financing on a timely basis on the terms and subject only to the conditions set forth in the Equity Commitment Letter, including: (i) until the funding of the Equity Financing, maintain in effect the Equity Commitment Letter; (ii) satisfy on a timely basis all conditions precedent to the funding of the Equity Financing set forth in the Equity Commitment Letter; (iii) consummate the Equity Financing at or prior to the Closing Date, including by causing the Persons committing to fund the Equity Financing to fund the Equity Financing at the Closing following satisfaction of the conditions precedent to the initial funding thereof; and (iv) comply in all material respects with its covenants and other obligations under the Equity Commitment Letter and the definitive agreements relating to the Equity Financing. Parent, Intermediate and Merger Sub shall not, without the prior written consent of the Company, terminate, amend, modify, replace supplement or waive any provision under, the Equity Commitment Letter or the definitive agreements relating to the Equity Financing.

(i) For the avoidance of doubt, nothing in this Section 6.10 shall require the Company or any of its Subsidiaries to refrain from taking any action expressly permitted by this Agreement, including Section 6.01, or from using, borrowing under, repaying amounts under, issuing letters of credit under or otherwise operating under the Credit Agreement in the ordinary course of business or in any manner not prohibited by this Agreement. No such action or omission shall constitute a breach of this Section 6.10 or Section 4.19, give rise to a failure of any condition set forth in Section 7.02 or give rise to any termination right under Section 8.01(c)(i), in each case solely because such action or omission reduces or eliminates availability under the Credit Agreement or results in the Credit Agreement Financing or any other Debt Financing not being available, sufficient or funded; provided, that the Company shall not intentionally take any action under the Credit Agreement for the primary purpose of preventing the availability or funding of the Credit Agreement Financing.

(j) Notwithstanding the limitations on cooperation, assistance or other conduct required by the Company in relation to the Credit Agreement Financing for purposes of this Agreement as set forth in this Section 6.10, the Company acknowledges that it and its Subsidiaries separately have payment, performance and other obligations to its secured creditors under the Credit Agreement and related loan documents which extend beyond those identified in this Section 6.10.

6.11 Section 16 Matters. The Company shall take all reasonable actions and steps as may be required to ensure that any dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

6.12 Obligations of Intermediate and Merger Sub. Parent will take all action necessary to cause Intermediate, Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent, Intermediate and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

7.01 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or written waiver of Parent and the Company, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) No Restraints. No temporary restraining order, preliminary or permanent injunction or Governmental Order issued by any court of competent jurisdiction or Law (collectively, “Restraints”) shall be in effect restraining, enjoining, making illegal or otherwise preventing or prohibiting the consummation of the Merger;

(b) HSR. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

(c) Company Requisite Stockholder Approvals. The Company Requisite Stockholder Approvals shall have been obtained at the Company Stockholders’ Meeting.

7.02 Conditions to the Obligations of Parent, Intermediate and Merger Sub. The obligations of Parent, Intermediate and Merger Sub to effect the Merger shall be subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth Section 4.03(a)-(d) (Authority) and Section 4.24 (Brokers and Other Advisors) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date), (ii) the representations and warranties of the Company set forth in Section 4.02(a)-(b) (Capital Structure) shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date), and (iii) the representations and warranties of the Company contained in this Agreement other than those referred to in the foregoing clauses (i) and (ii) (without giving effect to any materiality limitations, such as “material”, “in all material respects” and “Material Adverse Effect”, set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date), except where, in the case of this clause (iii), the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) Compliance with Covenants. The Company shall have performed or complied with in all material respects its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred; and

(d) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Financial Officer or another executive officer, certifying that the conditions set forth in Sections 7.02(a), 7.02(b) and 7.02(c) have been satisfied.

7.03 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent, Intermediate and Merger Sub set forth in this Agreement (without giving effect to any materiality limitations, such as “material”, “in all material respects” and “Parent Material Adverse Effect”, set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) Compliance with Covenants. Parent, Intermediate and Merger Sub shall have performed or complied with in all material respects their obligations required to be performed or complied with by them under this Agreement at or prior to the Closing; and

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Financial Officer or another executive officer, certifying that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied.

ARTICLE VIII

TERMINATION; EXTENSION; WAIVER

8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding the Company Requisite Stockholder Approvals having been obtained:

(a) by the mutual written consent of the Company and Parent;

(b) by either of the Company or Parent:

(i) if the Effective Time shall not have occurred on or prior to December 31, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party hereto if such party’s material breach of this Agreement has been the principal cause of the failure of the Effective Time to occur on or before the Outside Date (it being understood that Parent,

Intermediate and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); provided, further, that in the event the Company prior to such date shall have commenced an Action seeking an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger Consideration and Parent’s, Intermediate’s and Merger Sub’s obligations to effect the Closing pursuant to Section 9.07, the Outside Date shall automatically be extended to (A) the 20th Business Day following the resolution of such Action or (B) such other time period established by the court presiding over such Action; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(b)(i) in the event that on the Outside Date the Company has the right to terminate this Agreement pursuant to Section 8.01(d)(iii);

(ii) if any Restraint having the effect set forth in Section 7.01(a) (Legal Restraints) shall be in effect and shall have become final and nonappealable; or

(iii) if the Company Requisite Stockholder Approvals shall not have been obtained at the Company Stockholders’ Meeting or at any adjournment or postponement thereof effected, in each case, at which a vote thereon is taken;

(c) by Parent:

(i) if the Company shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (A) would give rise to the failure of any condition set forth in Section 7.02(a) (Company Representations) or Section 7.02(b) (Company Compliance with Covenants) and (B) is incapable of being cured or, if capable of being cured, has not been cured by the earlier of (x) the Outside Date and (y) the date that is 30 days following receipt by the Company of written notice from Parent identifying such breach or failure to perform or comply and stating Parent’s intention to terminate this Agreement pursuant to this Section 8.01(c)(i); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) (1) if Parent, Intermediate or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements hereunder and such breach would give rise to the failure of any condition set forth in Section 7.03(a) (Parent Representations) or Section 7.03(b) (Parent Compliance with Covenants), or (2) based on the unavailability, insufficiency or failure to fund of the Credit Agreement Financing or any other Debt Financing, including any reduction or elimination of availability under the Credit Agreement resulting from any action or omission by the Company or any of its Subsidiaries that is expressly permitted by this Agreement or that is not prohibited by this Agreement, except, in the case of this clause (2), to the extent the underlying facts independently constitute a breach by the Company of an express representation, warranty, covenant or agreement set forth in this Agreement, including the Company’s express obligations under Section 6.10, that, standing alone and without regard to the availability, sufficiency or funding of the Credit Agreement Financing or any other Debt Financing, would result in the failure of a condition set forth in Section 7.02; or

(ii) if at any time prior to obtaining the Company Requisite Stockholder Approvals (including any adjournments or postponement thereof) an Adverse Recommendation Change shall have been made.

(d) by the Company:

(i) if any of Parent, Intermediate or Merger Sub shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (A) would give rise to the failure of any condition set forth in Section 7.03(a) (Parent Representations) or Section 7.03(b) (Parent Compliance with Covenants) and (B) is incapable of being cured or, if capable of being cured, has not been cured by the earlier of (x) the Outside Date and (y) the date that is 30 days following receipt by Parent of written notice from the Company identifying such breach or failure to perform or comply and stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(d)(i); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder and such breach would give rise to the failure of any condition set forth in Section 7.02(a) (Company Representations) or Section 7.02(b) (Company Compliance with Covenants);

(ii) prior to obtaining the Company Requisite Stockholder Approvals, in connection with entering into an Acquisition Agreement providing for a Superior Proposal in accordance with Section 6.02(g) and Section 6.02(h); provided, however, that the Company shall not terminate this Agreement pursuant to this Section 8.01(d)(ii) unless the Company (A) has complied in all material respects with its obligations under Section 6.02(g) and Section 6.02(h), (B) pays, or causes to be paid, to Parent the Termination Fee payable pursuant to Section 8.03(b) prior to or concurrently with such termination and (C) immediately following or concurrently with such termination, enters into a definitive Acquisition Agreement with respect to such Superior Proposal; or

(iii) if (A) all of the conditions set forth in Section 7.01 (Mutual Closing Conditions) and Section 7.02 (Conditions of Parent, Intermediate and Merger Sub to Closing) have been satisfied or waived in writing (to the extent such waiver is permitted by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing so long as such conditions would be satisfied if the Closing Date were the date the notice in clause (B) of this Section 8.01(d)(iii) is received by Parent), (B) the Company has confirmed in writing to Parent that (1) all conditions set forth in Section 7.03 (Conditions of the Company to Closing) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing so long as such conditions would be satisfied if the Closing Date were the date the notice in clause (B) of this Section 8.01(d)(iii) is received by Parent) or that, to the extent permitted by Law, it is willing to irrevocably waive any unsatisfied conditions in Section 7.03 (Conditions of the Company to Closing), (2) the Merger is required to be consummated pursuant to Section 2.02, and (3) the Company is ready, willing and able to consummate the Merger, and (C) the Merger shall not have been consummated within three Business Days after the later of (x) delivery of such notice referred to in clause (B) to Parent and (y) the date the Merger was required to be consummated pursuant to Section 2.02. For purposes of this Section 8.01(d)(iii), the unavailability, insufficiency or failure to fund the Credit Agreement Financing or any other Debt Financing shall not, in and of itself, be deemed to result in the failure of any condition set forth in Section 7.02 or render inaccurate or ineffective the Company’s confirmation pursuant to clause (B)(3) of this Section 8.01(d)(iii), or otherwise relieve Parent, Intermediate or Merger Sub of their obligations to consummate the Merger or pay the Reverse Termination Fee if and when payable pursuant to Sections 8.03(c) or 8.03(d), including where such unavailability, insufficiency or failure to fund results from any action or omission by the Company or any of its Subsidiaries that is expressly permitted by this Agreement or that is not prohibited by this Agreement, except to the extent the underlying facts independently constitute a breach by the Company of an express representation, warranty, covenant or agreement set forth in this Agreement, including the Company’s express obligations under Section 6.10, that, standing alone and without regard to the availability, sufficiency or funding of the Credit Agreement Financing or any other Debt Financing, would result in the failure of a condition set forth in Section 7.02.

For termination pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) to be effective, the party hereto desiring to exercise any of its rights under this Section 8.01 and so terminate this Agreement must deliver written notice of such termination to each other party hereto, such notice to set forth the applicable Section hereof pursuant to which such termination is effected.

8.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall become null and void (other than Section 6.05(c) (Confidentiality), Section 6.10(e) (Certain Financing expense reimbursement and indemnification), this ARTICLE VIII (Termination) (other than Section 8.01 and Section 8.04) and ARTICLE IX (Miscellaneous Provisions) (other than Section 9.07), all of which shall survive termination of this Agreement and continue in full force and effect in accordance with their respective terms); provided, however, that nothing herein shall relieve any party hereto from liability for fraud or for any Willful Breach of its obligations under this Agreement.

8.03 Termination Fee.

(a) If this Agreement is terminated by Parent pursuant to Section 8.01(c)(ii) (Adverse Recommendation Change), then the Company shall pay (or cause to be paid) to Parent (or its designee) the Termination Fee by wire transfer (to an account designated by Parent in writing) of immediately available funds within two Business Days following the date of such termination.

(b) If this Agreement is terminated by the Company pursuant to Section 8.01(d)(ii) (Superior Proposal), then the Company shall pay (or cause to be paid) to Parent (or its designee) the Termination Fee by wire transfer (to an account designated by Parent in writing) of immediately available funds, prior to or concurrently with, and as a condition to the effectiveness of, such termination.

(c) If this Agreement is terminated by the Company pursuant to Section 8.01(d)(iii), then Parent shall pay to the Company (or its designee) the Reverse Termination Fee by wire transfer (to an account designated by the Company in writing) of immediately available funds within two Business Days following the date of such termination.

(d) If this Agreement is terminated by the Company pursuant to Section 8.01(d)(i) as a result of a Willful Breach by Parent, Intermediate or Merger Sub, then Parent shall pay to the Company (or its designee) the Reverse Termination Fee by wire transfer (to an account designated by the Company in writing) of immediately available funds within two Business Days following the date of such termination.

(e) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement. Accordingly, if the Company or Parent, as applicable, fails promptly to pay any amount due pursuant to this Section 8.03, and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in an award against the Company or Parent, as applicable, for such amount, the Company or Parent, as applicable, shall pay to Parent or the Company (or their respective designee), as applicable, (x) in the case of any award against the Company, Parent’s and Merger Sub’s costs and expenses (including attorneys’ fees and expenses) in connection with such suit or (y) in the case of an award against Parent or Merger Sub, the Company’s costs and expenses (including attorneys’ fees and expenses) in connection with such suit, in each case, together with interest on the applicable amount from the date such payment was required to be made until the date of payment at a rate equal to the lesser of 10% per annum and the maximum rate permitted by applicable Law.

(f) Notwithstanding anything to the contrary in this Agreement (but subject to the last sentence of this Section 8.03(f)), if Parent (or its designee) receives payment of the Termination Fee from the Company pursuant to this Section 8.03, such payment, together with any payments received pursuant to Section 8.03(e), shall be the sole and exclusive remedy of the Parent Related Parties against the Company Related Parties, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby or thereby, and in no event shall any Parent Related Party seek or be entitled to recover from any Company Related Parties, and Parent on behalf of itself and the Parent Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in the aggregate in excess of such amount. This Section 8.03(f) shall not relieve the Company from liability for any Willful Breach of this Agreement or for any breaches of the Confidentiality Agreement; provided, however, that in no event shall the Parent Related Parties be entitled to receive both the Termination Fee and any monetary damages for Willful Breach or for any breaches of the Confidentiality Agreement (and any Termination Fee actually paid to Parent shall be credited dollar-for-dollar against any monetary damages finally awarded to the Parent Related Parties for Willful Breach or for any breaches of the Confidentiality Agreement), but, for the avoidance of doubt, nothing in this Section 8.03(f) shall limit the Company’s right to seek specific performance or other equitable relief prior to termination of this Agreement to the extent expressly permitted by Section 9.07.

(g) Notwithstanding anything to the contrary in this Agreement (but subject to the last sentence of this Section 8.03(g)), if the Company (or its designee) receives payment of the Reverse Termination Fee from Parent pursuant to this Section 8.03, such payment, together with any payments received pursuant to Section 8.03(e), shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby or thereby, and in no event shall any Company Related Party seek or be entitled to recover from any Parent Related Parties, and the Company on behalf of itself and the Company Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in the aggregate in excess of such amount; provided, that nothing in this Section 8.03(g) shall limit or waive the Company’s right to enforce Parent’s reimbursement, indemnification, expense or other obligations under Section 6.10(e) that expressly survive termination of this Agreement. This Section 8.03(g) shall not relieve Parent, Intermediate, Merger Sub or the Guarantor from liability for any Willful Breach of this Agreement or for any breaches of the Confidentiality Agreement; provided, however, that in no event shall the Company Related Parties be entitled to receive both the Reverse Termination Fee and any monetary damages for Willful Breach or for any breaches of the Confidentiality Agreement (and any Reverse Termination Fee actually paid to the Company shall be credited dollar-for-dollar against any monetary damages finally awarded to the Company Related Parties for Willful Breach or for any breaches of the Confidentiality Agreement), but, for the avoidance of doubt, nothing in this Section 8.03(g) shall limit the Company’s right to seek specific performance or other equitable relief prior to termination of this Agreement to the extent expressly permitted by Section 9.07.

(h) In no event shall Parent be entitled to receive more than one payment of the Termination Fee in connection with this Agreement, and in no event shall the Company be required to pay the Termination Fee on more than one occasion. In no event shall the Company be entitled to receive more than one payment of the Reverse Termination Fee in connection with this Agreement, and in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion. While Parent and the Company, as the case may be, may pursue both a grant of specific performance in accordance with Section 9.07 and the payment of the Termination Fee or Reverse Termination Fee, as applicable, under this Section 8.03, under no circumstances shall Parent or the Company, as applicable, be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Merger and any money damages, including all or any portion of the Termination Fee or Reverse Termination Fee, as applicable.

8.04 Extension; Waiver. At any time prior to the Effective Time, Parent and the Company may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party hereto. The failure of any party hereto to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The Company and the Board may not take or authorize any such actions contemplated by this Section 8.04 without the prior approval of the Special Committee.

ARTICLE IX

MISCELLANEOUS

9.01 No Survival of Representations and Warranties; Reliance Disclaimer.

(a) The representations, warranties and covenants in this Agreement and/or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement will terminate as of, and will not survive, the Effective Time, and thereafter none of the parties hereto nor any of their Affiliates nor any of their respective current or former officers, directors, employees, partners, managers, stockholders, members, advisors, consultants, agents or representatives, or their respective successors and assigns, will have any liability whatsoever with respect to any such representation, warranty, covenant or agreement, except that any covenants or agreements that by their terms are to be performed in whole or in part at or after the Effective Time, or that otherwise expressly survive the Effective Time or termination of this Agreement, shall survive the Effective Time in accordance with their terms.

(b) Parent, Intermediate and Merger Sub hereby acknowledge and agree that (i) except for the matters expressly covered by the provisions of this Agreement, the Company Disclosure Letter, any certificate delivered pursuant to this Agreement, the Limited Guarantee, the Support Agreement or the Confidentiality Agreement, each of Parent, Intermediate and Merger Sub is relying on its own investigation and analysis in entering into the transactions contemplated hereby, (ii) neither the Company nor any of its Subsidiaries nor any of their respective Representatives, solely in their respective capacities as representatives of the Company or any of its Subsidiaries, makes, is making or has made any representation or warranty, express or implied, as to the Company, its Subsidiaries or its or their respective business or operations or the accuracy or completeness of any information furnished or made available to Parent, Intermediate, Merger Sub or any of their Representatives, except as expressly set forth in this Agreement, on the Company Disclosure Letter, any certificate delivered pursuant to this Agreement, the Limited Guarantee, the Support Agreement or the Confidentiality Agreement; (iii) each of Parent, Intermediate and Merger Sub, on its own behalf and on behalf of its Affiliates and its and their respective Representatives, hereby disclaims reliance on any representations or warranties or other information provided to them by the Company or any of its Subsidiaries or their respective Representatives, in their capacities as such, except for the representations and warranties expressly set forth in ARTICLE IV; (iv) none of Parent, Intermediate or Merger Sub has relied on any representation or warranty from the Company, any of its Subsidiaries, any of its or their respective Representatives, solely in their respective capacities as representatives of the Company or any of its Subsidiaries, in determining to enter into this Agreement, except as expressly set forth in this Agreement; and (v) neither the Company nor any of its Subsidiaries shall have any liability to Parent, Intermediate, Merger Sub or any other Person with respect to any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries; provided that nothing in this Section 9.01(b) shall limit, impair or otherwise affect the rights of Parent or any Parent Related Party with respect to any representation, warranty, covenant or agreement expressly set forth in this Agreement, any certificate delivered pursuant to this Agreement, the Limited Guarantee, the Support Agreement or the Confidentiality Agreement. Parent, Intermediate and Merger Sub are each knowledgeable about the industry in which the Company and its Subsidiaries operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. Parent, Intermediate and Merger Sub have been afforded access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation of the Company and its Subsidiaries and has conducted a full due diligence investigation of the Company and its Subsidiaries.

(c) The Company hereby acknowledges and agrees that (i) except for the matters expressly covered by the provisions of this Agreement, the Parent Disclosure Letter, any certificate delivered pursuant to this Agreement, the Equity Commitment Letter, the Limited Guarantee, the Support Agreement, or the Confidentiality Agreement, the Company is relying on its own investigation and analysis in entering into the transactions contemplated hereby, (ii) none of Parent, Intermediate, Merger Sub nor any of their respective Representatives, solely in their respective capacities as representatives of Parent, Intermediate or Merger Sub, makes, is making or has made any representation or warranty, express or implied, as to Parent, Intermediate or Merger Sub or their respective business or operations or the accuracy or completeness of any information furnished or made available to the Company or any of its Representatives, except as expressly set forth in this Agreement, the Parent Disclosure Letter, any certificate delivered pursuant to this Agreement, the Equity Commitment Letter, the Limited Guarantee, the Support Agreement, or the Confidentiality Agreement; (iii) the Company hereby disclaims reliance on any representations or warranties or other information provided to it by Parent, Intermediate and Merger Sub or their respective Representatives, in their capacities as such, except for the representations and warranties expressly set forth in ARTICLE V; and (iv) the Company has not relied on any representation or warranty from Parent, Intermediate, Merger Sub or their respective Representatives, solely in their respective capacities as representatives of Parent, Intermediate or Merger Sub, in determining to enter into this Agreement, except as expressly set forth in this Agreement; provided that nothing in this Section 9.01(c) shall limit, impair or otherwise affect the rights of the Company or any Company Related Party with respect to any representation, warranty, covenant or agreement expressly set forth in this Agreement, any certificate delivered pursuant to this Agreement, the Equity Commitment Letter, the Limited Guarantee, the Support Agreement, or the Confidentiality Agreement.

9.02 Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in any and all respects only by written agreement of the parties hereto; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval. The Company and the Board may not take or authorize any such actions contemplated by this Section 9.02 without the prior approval of the Special Committee. Notwithstanding anything to the contrary contained herein, none of the Debt Financing Provisions (and any defined term or other provision of this Agreement to the extent an amendment, modification or supplement of such provision would modify the substance of any such Debt Financing Provisions) may be amended, modified or supplemented in any manner that is adverse in any respect to any Debt Financing Sources Related Party in its capacity as such without the prior written consent of the Debt Financing Sources affected thereby.

9.03 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto; provided, however, that the Company, Parent, Intermediate or Merger Sub will have the right pledge or collaterally assign this Agreement as security for any financing, including to the Debt Financing Sources (or a representative therefor) in connection with any Debt Financing. No assignment by any party hereto shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.03 shall be null and void.

9.04 Counterparts. This Agreement may be executed in one or more counterparts (including by electronic signature (including DocuSign), PDF or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

9.05 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter and the Exhibits attached hereto, together with the Equity Commitment Letter, Limited Guarantee, Support Agreement and Confidentiality Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except that the following Persons shall be deemed express third-party beneficiaries of this Agreement: (i) if the Effective Time occurs, the holders of shares of Company Common Stock solely in respect of their right to receive the Merger Consideration as provided in Section 3.01; (ii) if the Effective Time occurs, the holders of Equity-Based Awards solely in respect of their right to receive such amounts to the extent provided for in ARTICLE III; (iii) if the Effective Time occurs, the Indemnified Parties solely in respect of their rights under Section 6.06; and (iv) with respect to the Debt Financing Provisions, the Debt Financing Sources. For the avoidance of doubt, solely for purposes of the approval and adoption of this Agreement under the DGCL, none of the Exhibits attached hereto or the Company Disclosure Letter or the Equity Commitment Letter, Limited Guarantee, the Support Agreement or the Confidentiality Agreement, shall be deemed part of this Agreement, but shall for all other purposes have the effects provided therein and in this Agreement.

9.06 Governing Law; Jurisdiction.

(a) This Agreement and all disputes, controversies or other Actions arising out of or relating to this Agreement or the transactions contemplated by this Agreement, including matters of validity, construction, effect, performance and remedies, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under any applicable conflict of laws principles (including under the Laws of the State of Delaware).

(b) All Actions arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court of competent jurisdiction within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 9.06(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 9.06(b) and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 9.09.

(c) Notwithstanding anything to the contrary in this Agreement, each party to this Agreement acknowledges and irrevocably agrees (i) that any Action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party arising out of or relating to this Agreement or the Debt Financing or the performance thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in Federal courts, the U.S. District Court for the Southern District of New York (and appellate courts thereof), (ii) that, except to the extent relating to the interpretation of any provisions in this Agreement (other than those applicable to the Debt Financing Sources) or the Equity Commitment Letter, any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party shall be governed by, and construed in accordance with, the Laws of the State of New York, (iii) not to bring or permit any of their Affiliates to bring any such Action in any other court and (iv) that the provisions of this Section 9.06(c) shall apply to any such Action.

(d) Notwithstanding anything in this Agreement to the contrary, each party hereto hereby irrevocably and unconditionally agrees that it will not bring or support any Action against any Debt Financing Sources Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, that the provisions of Section 9.08 relating to the waiver of jury trial shall apply to such action, suit or proceeding and that, except to the extent relating to the interpretation of any provisions in this Agreement or the Equity Commitment Letter, any such action, suit or proceeding shall be governed by and construed in accordance with the Laws of the State of New York.

9.07 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 8.03), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement. Subject to the express terms of this Agreement, the parties hereto acknowledge and agree that (a) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.06(b) without posting of bond or other security, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 8.03 shall not be construed to diminish or otherwise impair in any respect any party hereto’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right neither the Company nor Parent would have entered into this Agreement.

It is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger Consideration and Parent’s, Intermediate’s and Merger Sub’s obligations to effect the Closing shall be available only if:

(i)

all of the conditions set forth in Section 7.01 (Mutual Closing Conditions) and Section 7.02 (Conditions of Parent, Intermediate and Merger Sub to Closing) shall have been satisfied or waived (to the extent such waiver is permitted by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing, each of which are, at the time the written notice referred to in clause (iii) below is delivered by the Company, capable of being satisfied if the Closing Date were the date of such written notice and subject to the actual satisfaction of such conditions at Closing) at the time when Closing would have been required to occur pursuant to Section 2.02,

(ii)	the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing,

(iii)

the Company has irrevocably confirmed in a written notice delivered to Parent that (A) all of the conditions set forth in Section 7.01 (Mutual Closing Conditions) and Section 7.02 (Conditions of Parent, Intermediate and Merger Sub to Closing) have been satisfied or waived (to the extent such waiver is permitted by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing, each of which are, at the time such written notice is delivered by the Company, capable of being satisfied if the Closing Date were the date of such written notice and subject to the actual satisfaction of such conditions at Closing) and (B) if specific performance is granted and the Equity Financing is funded in accordance with the Equity Commitment Letter, then the Company stands ready, willing and able to then consummate the transactions contemplated by this Agreement on such date and through the end of the date such specific performance is granted (and the Company is so ready, willing and able during such period), and

(iv)

Parent, Intermediate and Merger Sub have failed to consummate the Closing prior to the end of the second Business Day following the delivery of such confirmation specified in clause (iii) above (it being understood that the conditions to the obligations of Parent, Intermediate and Merger Sub to consummate the transactions contemplated by this Agreement set forth in Section 7.01 (Mutual Closing Conditions) and Section 7.02 (Conditions of Parent, Intermediate and Merger Sub to Closing) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the actual satisfaction of such conditions at the Closing) shall remain satisfied at the close of business on such second Business Day).

For the avoidance of doubt, if the Company is not entitled to enforce Parent’s, Intermediate’s and Merger Sub’s obligations to effect the Closing pursuant to the immediately preceding sentence solely because the condition set forth in clause (ii) above is not satisfied due to the Debt Financing (including the Credit Agreement Financing) not having been funded or not being available to be funded at the Closing, such failure shall not, in and of itself, impair the Company’s right to terminate this Agreement pursuant to Section 8.01(d)(iii) or relieve Parent of its obligation to pay the Reverse Termination Fee if and when payable pursuant to Sections 8.03(c) or 8.03(d). The parties hereto acknowledge and agree that any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.07 shall not be required to provide any bond or other security in connection with any such order or injunction.

9.08 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING THE DEBT FINANCING. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.08.

9.09 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or if sent by overnight courier (providing proof of delivery) to the parties hereto at the following addresses:

(a)	If to Parent, Intermediate or Merger Sub:

c/o Luther King Capital Management Corporation

301 Commerce Street, Suite 1600

Fort Worth, Texas 76102

Attention: Jacob D. Smith

Email: jsmith@lkcm.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: Andrew J. Noreuil; Ryan H. Ferris

Email: anoreuil@mayerbrown.com; rferris@mayerbrown.com

(b)	If to the Company or the Special Committee:

8770 West Bryn Mawr Avenue, Suite 500

Chicago, Illinois 60631

Attention: Ron Knutson, Chief Financial Officer

Email: Ron.knutson@lawsonproducts.com

with copies (which shall not constitute notice) to:

McDermott Will & Schulte LLP

444 West Lake Street, Suite 4000

Chicago, Illinois 60606

Attention: Heidi J. Steele; Eric Orsic

Email: hsteele@mcdermottlaw.com; eorsic@mcdermottlaw.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

9.10 Severability. If any term, condition or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

9.11 Fees and Expenses. Except as provided in Section 8.03 and Section 6.03(a), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party hereto incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by this Agreement are consummated.

9.12 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents (x) actually in the possession of Sponsor or its Affiliates prior to the execution of this Agreement or (y) included in the Filed SEC Documents. The words “ordinary course of business” (or phrases of similar import), when used in this Agreement, shall be deemed to include actions taken or omitted to be taken by the Company or a Subsidiary of the Company in the ordinary course of such Person’s business consistent with past practice (including, for the avoidance of doubt, with respect to quantity and frequency). All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References herein to any statute includes all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the U.S. References to a Person are also to its permitted assigns and successors. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, except as may be required by applicable Law, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference to “days” means calendar days unless Business Days are expressly specified.

(b) All references to “directors,” “officers” or “employees” of the Company with respect to any obligation of the Company to cause its (or its Subsidiaries’) directors, officers or employees to take or refrain from taking any action, shall be deemed to exclude J. Bryan King, and no action taken by the Company or any of its Subsidiaries at the direction of J. Bryan King shall be deemed to be a breach of this Agreement.

(c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(d) All capitalized terms not defined in the Company Disclosure Letter shall have the meanings ascribed to them in this Agreement. Any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection. No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

9.13 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement or the transactions contemplated by this Agreement, or the negotiation, execution or performance of this Agreement (except as set forth in any other agreement delivered in connection herewith), may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto has any liability for any obligations or liabilities of the parties hereto or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement (except as set forth in any other agreement delivered in connection herewith). Notwithstanding the foregoing provisions of this Section 9.13, nothing in this Section 9.13 shall limit, impair or otherwise affect (a) any rights or remedies of any Person under the Equity Commitment Letter, the Limited Guarantee, the Support Agreement, the Confidentiality Agreement or any other agreement delivered in connection with this Agreement, in each case, to the extent such Person is a party thereto or a Third Party beneficiary thereof, (b) any claim for fraud, intentional misrepresentation or Willful Breach against any Person that committed such fraud, intentional misrepresentation or Willful Breach, or (c) any claim with respect to information supplied or required to be supplied by or on behalf of Parent, Intermediate, Merger Sub, Sponsor, any Affiliated Stockholder or any of their respective Affiliates or Representatives for inclusion in the Proxy Statement, Schedule 13E-3 or any other SEC filing. Without limiting the foregoing, each party hereto irrevocably (i) waives any rights or claims against any Debt Financing Sources and their Related Parties in connection with this Agreement or any Debt Financing (including the Credit Agreement Financing) or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and agrees not to commence any action or proceeding against any Debt Financing Source or its Related Parties in connection with this Agreement or any Debt Financing (including the Credit Agreement Financing) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, or in respect of any other document or theory of law or equity, and agrees to cause any such action or proceeding asserted by it (on behalf of itself and each of its Related Parties) in connection with this Agreement or any Debt Financing (including the Credit Agreement Financing) or in respect of any other document or theory of law or equity against any Debt Financing Source or its Related Parties, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, to be dismissed or otherwise terminated, and (ii) agrees that no Debt Financing Source or Related Party thereof shall have any liability or obligation for any claims or damages to any party hereto or its Related Parties in connection with Agreement or any Debt Financing (including the Credit Agreement Financing) or the transactions contemplated hereby or thereby or the performance of any services thereunder; provided, however, that nothing in the foregoing clauses (i) and (ii) shall constitute or result in a release, limitation or waiver of, or a compromise or impairment of any claim with respect to, in whole or in part (x) the rights and interests of the Company (including in the Company’s capacity as the Surviving Corporation) or any other Loan Party (as defined in the Credit Agreement) under the Credit Agreement or any other Loan Document (as defined in the Credit Agreement) and (y) the rights and interests of the Company, Parent, Intermediate and/or Merger Sub under any definitive written agreement entered into by any such Person with any Debt Financing Source in connection with any Debt Financing.

9.14 Special Committee Matters. No decision, confirmation or determination by the Company shall be made, no approval, consent or waiver by the Company shall be granted, and no other action by the Company or the Board shall be taken, in each case, with respect to matters contemplated by this Agreement, without first obtaining the prior approval of the Special Committee. Any purported action taken in violation of this Section 9.14 shall be null and void ab initio. Any determination as to whether any condition to the obligations of the Company or Parent, Intermediate and Merger Sub has been satisfied or failed, any termination decision by the Company, and any enforcement or waiver of any rights or remedies of the Company under this Agreement, including under Section 6.10, ARTICLE VII, ARTICLE VIII or Section 9.07, shall be controlled by the Special Committee. Notwithstanding any other provision of this Agreement, from and after the Effective Time, (a) the foregoing provisions of this Section 9.14 shall no longer be in effect and (b) no consent, approval or other action of any kind by the Special Committee shall be required with respect to any decision, confirmation, determination, approval, consent, waiver or other action or non-action of any kind by any Person or group of Persons.

[Remainder of page left intentionally blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ECLIPSE PARENT ACQUISITIONS, LLC

By:	/s/ Jacob D. Smith
Name: Jacob D. Smith
Title: Vice President, Secretary and General Counsel

ECLIPSE INTERMEDIATE ACQUISITIONS, LLC

By:	/s/ Jacob D. Smith
Name: Jacob D. Smith
Title: Vice President, Secretary and General Counsel

[Signature Page to Agreement and Plan of Merger]

ECLIPSE ACQUISITIONS MERGER SUB, INC.

By:	/s/ Jacob D. Smith
Name: Jacob D. Smith
Title: Vice President, Secretary and General Counsel

[Signature Page to Agreement and Plan of Merger]

DISTRIBUTION SOLUTIONS GROUP, INC.

By:	/s/ Ronald Knutson
Name: Ronald Knutson
Title: Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Surviving Company Certificate of Incorporation

[INTENTIONALLY OMITTED]